Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 93148QAA8

Term Loan CUSIP Number: 93148QAB6

$175,000,000

CREDIT AGREEMENT

dated as of December 20, 2013,

by and among

WALKER & DUNLOP, INC.,

as Borrower,

the Lenders referred to herein,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner

(continued)

(continued)

(continued)

(continued)

		Page

SECTION 11.11	Performance of Duties	109

SECTION 11.12	All Powers Coupled with Interest	109

SECTION 11.13	Survival	109

SECTION 11.14	Titles and Captions	109

SECTION 11.15	Severability of Provisions	109

SECTION 11.16	Counterparts; Integration; Effectiveness; Electronic Execution	109

SECTION 11.17	Term of Agreement	110

SECTION 11.18	USA PATRIOT Act	110

SECTION 11.19	Independent Effect of Covenants	110

SECTION 11.20	Inconsistencies with Other Documents	110

v

EXHIBITS
Exhibit A	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Prepayment
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Officer’s Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit G-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit G-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit G-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

SCHEDULES
Schedule 1.1	-	Fannie Mae, Freddie Mac, Ginnie Mae and FHA/HUD Agreements
Schedule 4.1	-	Investors
Schedule 5.1	-	Jurisdictions of Organization and Qualification
Schedule 5.2	-	Subsidiaries and Capitalization
Schedule 5.6	-	Tax Matters
Schedule 5.9	-	ERISA Plans
Schedule 5.12	-	Material Contracts
Schedule 5.13	-	Labor and Collective Bargaining Agreements
Schedule 5.18 Schedule 6.18	- -	Real Property Post-Closing Items
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.3	-	Existing Loans, Advances and Investments
Schedule 7.7	-	Transactions with Affiliates

CREDIT AGREEMENT, dated as of December 20, 2013, by and among WALKER & DUNLOP, INC., a Maryland corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, a certain credit facility to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.

“Administrative Agent’s Fee Letter” means that certain letter agreement dated as of December 4, 2013 by and among the Borrower and Wells Fargo.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified (and, if the specified Person is an individual, including any member of such Person’s immediate family (by blood or marriage)); provided that with respect to Sections 3.6, 7.7, and 11.9(b)(v), “Affiliate” shall also include (a) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (b) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (c) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agency” means Fannie Mae, Freddie Mac, Ginnie Mae, FHA, or HUD.

“Agency Agreements” means, singly and collectively, the Fannie Mae Agreements, the Freddie Mac Agreements, the Ginnie Mae Agreements, and the FHA/HUD Agreements.

“Agency Collateral” means, singly and collectively, the Fannie Mae Collateral, the Freddie Mac Collateral, the Ginnie Mae Collateral, and the FHA/HUD Collateral, respectively.

“Agency Consents” means, singly and collectively, the written consent (and in the case of Ginnie Mae and HUD, acknowledgement), in form and substance satisfactory to the Arranger, of each of Fannie Mae, Freddie Mac, Ginnie Mae and HUD (which in the case of Ginnie Mae and HUD is a limited acknowledgment and is expressly not a consent) provided to the Administrative Agent pursuant to Section 4.1 (d)(ii), in each case as same may be amended, restated, modified or supplemented from time to time.

“Agency Designated Loans” means, singly and collectively, the Fannie Mae Designated Loans, the Freddie Mac Designated Loans, the Ginnie Mae Designated Loans, and, as may be applicable, the FHA/HUD Loans, respectively.

“Agency Mortgage Loan Transactions” means (a) the purchase or funding of Mortgage Loans (or participations therein) by WDLLC or, as may be applicable, WD Capital, respectively, that are subject to unconditional purchase commitments from an Agency, or, to the extent an Agency has committed to insure or guaranty such Mortgage Loans, other Investors, in its sole discretion, and (b) the related rights of WDLLC or, as may be applicable, WD Capital to originate, purchase, hold, sell and service such Mortgage Loans.

“Agency Security Interest” means, singly and collectively, the Fannie Mae Security Interest, the Freddie Mac Security Interest, the Ginnie Mae Security Interest, and the FHA/HUD Security Interest, respectively.

“Agreement” means this Credit Agreement.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the following rates per annum, in each case as determined by reference to the Consolidated Corporate Leverage Ratio as set forth in the most recent Officer’s Compliance Certificate delivered pursuant to Section 6.2(a):

(a) if such Consolidated Corporate Leverage Ratio is greater than 2.50 to 1.00, 4.50% for LIBOR Rate Loans and 3.50% for Base Rate Loans; and

(b) if such Consolidated Corporate Leverage Ratio is less than or equal to 2.50 to 1.00, 4.25% for LIBOR Rate Loans and 3.25% for Base Rate Loans.

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides an Officer’s Compliance Certificate pursuant to Section 6.2(a) for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on clause (a) above until the first Calculation Date occurring after the Closing Date and, thereafter the Applicable Margin shall be determined by reference to the Consolidated Corporate Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide an Officer’s Compliance Certificate when due as required by Section 6.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Officer’s Compliance Certificate was required to have been delivered shall be based on clause (a) above until such time as such Officer’s Compliance Certificate is delivered, at which time the Applicable Margin shall be determined by reference to the Consolidated Corporate Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in Applicable Margin shall be applicable to all Obligations then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 6.1 or 6.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any commitments under this Agreement or the other Loan Documents are in effect, or (iii) any Obligation is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Corporate Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 3.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 3.1(b) and 9.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other Obligations hereunder.

The Applicable Margin shall be increased as, and to the extent, required by Section 3.13.

“Appraised Value” means, with respect to the Servicing Contracts at any time, the value thereof set forth in the most recent appraisals received in accordance with Section 6.13(b); provided that if such appraisal shall indicate a range of value, the mid-point of such range shall be the Appraised Value.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner.

“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the then applicable Appraised Value of all Qualifying Mortgage Servicing Rights of WDLLC and WD Capital on such date to (b) Consolidated Corporate Indebtedness on such date.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests) by any Credit Party or any Subsidiary (other than Excluded Subsidiaries) thereof (or the granting of any option or other right to do any of the foregoing). The term “Asset Disposition” shall not include (a) the sale of inventory (other than Servicing Contracts and Mortgage Loans) in the ordinary course of business, (b) the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to any other transaction permitted pursuant to Section 7.4, (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Hedge Agreement, (e) dispositions of Investments in cash and Cash Equivalents and (f) the transfer by any Credit Party of its assets to any other Credit Party.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit F or any other form approved by the Administrative Agent.

“At Risk Mortgage Loans” means Mortgage Loans as to which any Credit Party has any loss sharing arrangement or otherwise are with recourse to any Credit Party.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Available Amount” means, as of any date and time of determination, an amount equal to the sum of (a) $50,000,000 plus (b) 100% of the cumulative amount of Excess Cash Flow for each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2014) that was not required to be prepaid pursuant to Section 2.4(b)(iv) plus (c) an amount equal to the aggregate Net Cash Proceeds of any Equity Issuance minus (d) any voluntary prepayments of the Term Loans to the extent resulting in a reduction of the amount required to be prepaid in any Fiscal Year in accordance with Section 2.4(b)(iv).

“Bank of America Warehousing Agreement” means the Warehousing Credit and Security Agreement dated as of September 4, 2012 among WDLLC, as borrower, and Bank of America, N.A., as administrative agent and as lender, and any other Person from time to time that is a lender thereunder.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means any Term Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).

“Borrower” means Walker & Dunlop, Inc., a Maryland corporation.

“Borrower Materials” has the meaning assigned thereto in Section 6.2.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Capital Expenditures” means, with respect to the Credit Parties on a Consolidated basis, for any period, (a) the additions to property, plant and equipment and other capital expenditures that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations during such period, but excluding any acquisition of all or substantially all of the assets, assets consisting of a business, line of business, unit or division or any Equity Interests of any other Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition (other than paper or notes issued by the Borrower or an Affiliate of the Borrower), (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (f) Dollar denominated time and demand deposit accounts or money market accounts with those domestic banks meeting the requirements of item (y) or (z) of clause (b) above and any other domestic commercial banks insured by the FDIC with an aggregate balance not to exceed in the aggregate at any time at any such bank such amount as may be fully insured by the FDIC from time to time.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Credit Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Cash Management Agreement with a Credit Party, in each case in its capacity as a party to such Cash Management Agreement.

“Change in Control” means an event or series of events by which:

(a) the Designated Holders become the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that the Designated Holders shall be deemed to have “beneficial ownership” of all Equity Interests that any of them has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower; or

(b) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Designated Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than the greater of (i) forty percent (40%) of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower and (ii) the percentage of such Equity Interests that are collectively held by the Designated Holders at such time; or

(c) a majority of the members of the board of directors (or other equivalent governing body) of the Borrower shall not constitute Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means, when used in reference to any Term Loan, whether such Term Loan is an Initial Term Loan or an Incremental Term Loan (and in the event that there is more than one Incremental Term Loan, the applicable tranche of Incremental Term Loan) and, when used in reference to any Term Loan Commitment, whether such Term Loan Commitment is a Term Loan Commitment with respect to an Initial Term Loan or an Incremental Term Loan (and in the event that there is more than one Term Loan Commitment with respect to Incremental Term Loans, the applicable tranche of Incremental Term Loans to which such Term Loan Commitment relates).

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the Guaranty and Collateral Agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Arranger and the Administrative Agent.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Adjusted EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Credit Parties in accordance with GAAP: (a) Consolidated Corporate Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Corporate Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Corporate Interest Expense, (iii) amortization, depreciation and other non-cash charges (including any non-cash charges with respect to the write-off of Servicing Contracts (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future)), (iv) extraordinary losses (excluding extraordinary losses from discontinued operations), (v) provisions for at-risk sharing obligations related solely to Fannie Mae DUS Mortgage Loans pursuant to the Fannie Mae DUS Program or any comparable loss sharing arrangement permitted pursuant to Section 7.1(j) in an aggregate amount not to exceed ten percent (10%) of Consolidated Adjusted EBITDA (determined without reference to this clause (b)(v)) for such period and (vi) Transaction Costs less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Corporate Net Income for such period: (i) interest income on cash or Cash Equivalents and other financing activities outside the ordinary course of business, (ii) any extraordinary gains, (iii) non-cash gains or non-cash items increasing Consolidated Corporate Net Income, (iv) capitalized amounts attributable to origination of Servicing Contract rights and (v) any cash loan loss expenses not otherwise deducted or excluded from the determination of Consolidated Corporate Net Income. For purposes of this Agreement, Consolidated Adjusted EBITDA shall (x) be adjusted on a Pro Forma Basis and (y) not include any net income (or loss) attributable to Excluded Subsidiaries, except to the extent provided in the definition of Consolidated Corporate Net Income. Notwithstanding anything to the contrary in this Agreement or any other Loan Document Consolidated Adjusted EBITDA for the fiscal quarters ended December 31, 2012, March 31, 2013, June 30, 2013 and September 30, 2013 shall be $6,556,000, $13,694,000, $13,742,000 and $10,539,000, respectively.

“Consolidated Corporate Indebtedness” means, as of any date of determination with respect to the Credit Parties on a Consolidated basis without duplication, the sum of all Indebtedness of the Credit Parties which shall exclude (a) any Non-Recourse Indebtedness to the extent not constituting Excess Permitted Warehouse Guarantees, (b) any Permitted Warehousing Lines and (c) any trade payables incurred in the ordinary course on customary trade terms. For purposes of determining the Consolidated Corporate Indebtedness at any time all earnout obligations of any Credit Party shall be included at the maximum amount for which any Credit Party may be liable pursuant to the terms of the instrument embodying such earnout and irrespective of whether such earnout obligation is contingent or whether such obligation is indebtedness or a liability for purposes of GAAP.

“Consolidated Corporate Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Corporate Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Corporate Interest Expense” means, for any period, determined on a Consolidated basis, without duplication, for the Credit Parties in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements) for such period, but excluding any Interest Expense with respect to Non-Recourse Indebtedness or Permitted Warehousing Lines.

“Consolidated Corporate Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Corporate Indebtedness on such date to (b) Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Corporate Net Income” means, for any period, the net income (or loss) of the Credit Parties for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating such net income (or loss) for any period, there shall be excluded (a) the net income (or loss) of any Excluded Subsidiary or any Subsidiary of a Credit Party or any other Person in which any Credit Party has a joint interest with a third party, in each case except to the extent such net income is actually paid in cash to a Credit Party by dividend or other distribution during such period (net of any taxes payable on such dividends or distributions), (b) the net income (or loss) of any Person accrued prior to the date it becomes a Credit Party or is merged into or consolidated with a Credit Party or that Person’s assets are acquired by a Credit Party except to the extent included pursuant to the foregoing clause (a), and (c) any gain or loss from any sale, lease, license, transfer or other disposition of Property during such period.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non-cash charges (including any non-cash charges with respect to the write-off of Servicing Contracts (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future)), (iv) extraordinary losses (excluding extraordinary losses from discontinued operations), (v) provisions for at-risk sharing obligations related solely to Fannie Mae DUS Mortgage Loans pursuant to the Fannie Mae DUS Program or any comparable loss sharing arrangement permitted pursuant to Section 7.1(j), but only to the extent permitted to be added back in determining Consolidated Adjusted EBITDA for such period pursuant to clause (b)(v) of the definition of Consolidated Adjusted EBITDA and (vi) Transaction Costs less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) interest income on cash or Cash Equivalents and other financing activities outside the ordinary course of business, (ii) any extraordinary gains, (iii) non-cash gains or non-cash items increasing Consolidated Net Income, (iv) capitalized amounts attributable to origination of Servicing Contract rights and (v) any cash loan loss expenses not otherwise deducted or excluded from the determination of Consolidated Net Income. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis. Notwithstanding anything to the contrary in this Agreement or any other Loan Document Consolidated EBITDA for the fiscal quarters ended December 31, 2012, March 31, 2013, June 30, 2013 and September 30, 2013 shall be $6,723,000, $13,704,000, $13,940,000 and $10,970,000, respectively.

“Consolidated Interest Expense” means, for any period, determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements) for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes and (d) any gain or loss from Asset Dispositions during such period.

“Continuing Directors” means the directors of the Borrower (a) who were members of the board of the Borrower on the Closing Date, (b) whose election or nomination to that board was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board, or (c) whose election or nomination to that board was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (b) and clause (c), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries (other than Excluded Subsidiaries).

“Debt Rating” means, as applicable, (a) the corporate family rating of the Borrower as determined by Moody’s from time to time, (b) the corporate rating of the Borrower as determined by S&P from time to time and (c) the ratings of the Term Loan Facility as determined by Moody’s and/or S&P from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 9.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 3.14(b), any Lender that (a) has failed to (i) fund all or any portion any Term Loan required to be funded by it hereunder within two Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due or (b) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) or (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.14(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Holders” means, collectively, Fortress Investment Group LLC, Credit Suisse AG and their respective investing Affiliates.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Term Loan Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Term Loan Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date; provided that if such Equity Interests is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“ECF Percentage” means, for any Fiscal Year, (a) 50%, if the Consolidated Corporate Leverage Ratio as of the last day of such Fiscal Year is greater than 2.75 to 1.00, (b) 25%, if the Consolidated Corporate Leverage Ratio as of the last day of such Fiscal Year is greater than 2.00 to 1.00, but less than or equal to 2.75 to 1.00 and (c) 0%, if the Consolidated Corporate Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.00 to 1.00.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.9(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Engagement Letter” means the separate letter agreement dated August 30, 2013 by and between the Borrower and the Arranger (as modified by (a) that certain letter agreement dated as of December 6, 2013 by and between the Borrower and the Arranger and (b) that certain letter agreement dated as of December 16, 2013 by and between the Borrower and the Arranger).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Equity Issuance” means any issuance by the Borrower of common shares of its Equity Interests to any Person that is not a Credit Party (including, without limitation, in connection with the exercise of options or warrants or the conversion of any debt securities to equity).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 9.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” means, for the Credit Parties on a Consolidated basis, in accordance with GAAP for any Fiscal Year, the excess, if any, of:

(a) the sum, without duplication, of (i) Consolidated Corporate Net Income for such Fiscal Year, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in determining Consolidated Corporate Net Income for such Fiscal Year and (iii) decreases in Working Capital for such Fiscal Year, over

(b) the sum, without duplication, of (i) the aggregate amount of cash (A) actually paid by the Credit Parties during such Fiscal Year on account of Capital Expenditures and Permitted Acquisitions and (B) Investments and Restricted Payments made during such Fiscal Year (in each case under this clause (i) other than to the extent any such Capital Expenditure, Permitted Acquisition or other Investment or Restricted Payment is made or is expected to be made with the proceeds of Indebtedness, any issuance of Equity Interests, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Adjusted EBITDA or utilizing the Available Amount in accordance with Section 7.3(k) or Section 7.6(d)), (ii) the aggregate amount of all scheduled principal payments or repayments of Indebtedness of any Credit Party (other than mandatory prepayments of the Term Loans) made in cash by the Credit Parties during such Fiscal Year, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (iii) an amount equal to the amount of all non-cash credits and other non-cash items, in each case, to the extent included in determining Consolidated Corporate Net Income for such Fiscal Year (including, without limitation, capitalized amounts attributable to origination of Servicing Contract rights) and (iv) increases to Working Capital for such Fiscal Year.

“Excess Permitted Warehouse Guarantees” means any Permitted Warehouse Guarantee to the extent that the value of such Guarantee (as determined in accordance with Section 1.8) exceeds the Realizable Value of the assets that are subject to a Lien securing the Indebtedness that is the subject of such Permitted Warehouse Guarantee.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiary” means each of the following:

(a) each of ARA Finance LLC, W&D Real Estate Opportunity Fund I Manager, LLC, W&D Balanced Real Estate Fund I GP, LLC, W&D Interim Lender LLC, W&D Interim Lender II LLC, W&D Interim Lender III, Inc., Walker & Dunlop Investment Advisory Services, LLC, W&D Multifamily Mortgage REIT Manager, LLC, Walker & Dunlop Multifamily Bridge GP, LLC, Walker & Dunlop Multifamily Bridge LP, LLC, Walker & Dunlop Commercial Mortgage Manager, LLC and their respective Subsidiaries, but, in each case, only for so long as such Person continues to satisfy the requirements for Excluded Subsidiaries in Section 6.14(d); and

(b) any Subsidiary designated in accordance with Section 6.14(d)(i) that has not been redesignated or reclassified in accordance with Section 6.14(d)(ii).

“Excluded Subsidiary EBITDA” means for any period, an amount equal to the difference between (a) Consolidated EBITDA for such period minus (b) Consolidated Adjusted EBITDA (determined without giving effect to any net income of any Excluded Subsidiary that would otherwise be included pursuant to the definition of Consolidated Corporate Net Income) for such period.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under Section 2.08 of the Collateral Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 3.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain credit agreement dated as of September 4, 2012 by and among the Borrower, certain of its subsidiaries, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.

“Facility Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering any real property now or hereafter owned by any Credit Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States.

“Fannie Mae Agreements” means all applicable selling and servicing agreements (including the Fannie Mae Servicing Contracts) between Fannie Mae and any Credit Party under any Fannie Mae Program, together with any other present or future contracts, agreements, instruments or indentures to which Fannie Mae and any Credit Party are parties or pursuant to which any Credit Party owes any duty or obligation to Fannie Mae, and including the Fannie Mae Guides, however titled, referred to in those selling and servicing agreements and all other Fannie Mae guidelines, directives and approvals to which any Credit Party is subject. All Fannie Mae Agreements existing as of the Closing Date (other than such Fannie Mae Guides) are detailed in Schedule 1.1.

“Fannie Mae Aggregation Program” means Fannie Mae’s program for the purchase of Mortgage Loans described in the Aggregation Product Line portion of Fannie Mae’s Negotiated Transactions Guide.

“Fannie Mae Collateral” has the meaning assigned thereto in Section 8.01(a) of the Collateral Agreement.

“Fannie Mae Designated Loans” has the meaning assigned thereto in Section 8.01(a) of the Collateral Agreement.

“Fannie Mae DUS Mortgage Loan” means a permanent Mortgage Loan on a Multifamily Property originated under Fannie Mae’s Delegated Underwriting and Servicing Guide.

“Fannie Mae DUS Plus Program” means Fannie Mae’s Delegated Underwriting Servicing Program pursuant to which Fannie Mae authorizes third parties to sell to it, and service on its behalf, loans secured by multifamily residential, seniors housing, assisted living and manufactured housing properties.

“Fannie Mae DUS Program” means Fannie Mae’s program for the purchase of Mortgage Loans originated under Fannie Mae’s Delegated Underwriting and Servicing Guide.

“Fannie Mae Guide” has the meaning assigned thereto in Section 1.02 of the Collateral Agreement.

“Fannie Mae Program” means any of (a) the Fannie Mae DUS Program, (b) Fannie Mae Aggregation Program, (c) Fannie Mae DUS Plus Program and (d) any other program offered by Fannie Mae at any time and from time to time in which any Credit Party participates.

“Fannie Mae Security Interest” has the meaning assigned thereto in Section 8.01(a) of the Collateral Agreement.

“Fannie Mae Servicing Contracts” means any Servicing Contracts between any Credit Party and Fannie Mae.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“FHA” means the United States Federal Housing Administration.

“FHA/HUD Agreements” means the Multifamily Accelerated Processing Guide, with respect to any Credit Party under any FHA/HUD Program, together with any other present or future contracts, agreements, instruments or indentures to which FHA and/or HUD and any Credit Party are parties or pursuant to which any Credit Party owes any duty or obligation to FHA and/or HUD, and including the FHA/HUD Guides, however titled, referred to in those selling and servicing agreements and all other FHA/HUD guidelines, directives and approvals to which any Credit Party is subject. All FHA/HUD Agreements existing as of the Closing Date (other than such FHA/HUD Guides) are detailed in Schedule 1.1.

“FHA/HUD Collateral” means all “Collateral” (as defined in Section 1.02 of the Collateral Agreement) in any way relating to the FHA/HUD Loans, including without limitation, all servicing fees and other income received by any Credit Party with respect to FHA/HUD Loans, except as and to the limited extent as may be expressly prohibited or limited under any of the FHA/HUD Agreements.

“FHA/HUD Guide” has the meaning assigned thereto in Section 1.02 of the Collateral Agreement.

“FHA/HUD Loans” has the meaning assigned thereto in Section 1.02 of the Collateral Agreement.

“FHA/HUD Program” means any of (a) the Multifamily Accelerated Processing program, and (b) any other program offered by FHA or HUD at any time and from time to time in which any Credit Party participates.

“FHA/HUD Security Interest” means the security interest granted to and in the FHA/HUD Collateral as and to the extent provided in the Collateral Agreement.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and the Equity Interests of which are owned directly by any Credit Party.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Freddie Mac” means Freddie Mac, a corporation organized under the laws of the United States.

“Freddie Mac Agreements” means all applicable selling and servicing agreements (including the Freddie Mac Servicing Contracts) between Freddie Mac and any Credit Party under any Freddie Mac Program, together with any other present or future contracts, agreements, instruments or indentures to which Freddie Mac and any Credit Party are parties or pursuant to which any Credit Party owes any duty or obligation to Freddie Mac, and including the Freddie Mac Guide, however titled, referred to in those selling and servicing agreements and all other Freddie Mac guidelines, directives and approvals to which any Credit Party is subject. All Freddie Mac Agreements existing as of the Closing Date (other than the Freddie Mac Guide) are detailed in Schedule 1.1.

“Freddie Mac Collateral” has the meaning assigned thereto in Section 8.02(a) of the Collateral Agreement.

“Freddie Mac Designated Loans” has the meaning assigned thereto in Section 8.02(a) of the Collateral Agreement.

“Freddie Mac Guide” has the meaning assigned thereto in Section 1.02 of the Collateral Agreement.

“Freddie Mac Program” means any of (a) the Freddie Mac Program Plus, (b) the Targeted Affordable Housing Program, and (c) any other program offered by Freddie Mac at any time and from time to time in which any Credit Party participates.

“Freddie Mac Security Interest” has the meaning assigned thereto in Section 8.02(a) of the Collateral Agreement.

“Freddie Mac Servicing Contracts” means any Servicing Contracts between any Credit Party and Freddie Mac.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Ginnie Mae” means the Government National Mortgage Association (commonly known as Ginnie Mae), a United States government owned corporation within HUD.

“Ginnie Mae Agreements” means all applicable agreements, including servicing agreements between Ginnie Mae and any Credit Party under any Ginnie Mae Program, together with any other present or future contracts, agreements, instruments or indentures to which Ginnie Mae and any Credit Party are parties or pursuant to which any Credit Party owes any duty or obligation to Ginnie Mae, and including the Ginnie Mae Guides, however titled, referred to in such agreements (including such servicing agreements) and all other Ginnie Mae guidelines, directives and approvals to which any Credit Party is subject. All Ginnie Mae Agreements existing as of the Closing Date (other than such Ginnie Mae Guides) are detailed in Schedule 1.1.

“Ginnie Mae Collateral” has the meaning assigned thereto in Section 8.03(a) of the Collateral Agreement.

“Ginnie Mae Designated Loans” has the meaning assigned thereto in Section 8.03(a) of the Collateral Agreement.

“Ginnie Mae Guide” has the meaning assigned thereto in Section 1.02 of the Collateral Agreement.

“Ginnie Mae Program” means any program offered by Ginnie Mae at any time and from time to time in which any Credit Party participates.

“Ginnie Mae Security Interest” has the meaning assigned thereto in Section 8.03(a) of the Collateral Agreement.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency (including any Agency), authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a Credit Party permitted under Article VII, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Hedge Agreement with a Credit Party, in each case in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“HUD” means the Department of Housing and Urban Development.

“HUD MAP Lender” means a lender approved by HUD under the Multifamily Accelerated Processing program.

“Increased Amount Date” has the meaning assigned thereto in Section 3.13(a).

“Incremental Lender” has the meaning assigned thereto in Section 3.13(a).

“Incremental Term Loan” has the meaning assigned thereto in Section 3.13(a).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 3.13(a).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earnout or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn (including, without limitation, any reimbursement obligations), and banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person in respect of Disqualified Equity Interests;

(h) all net obligations of such Person under any Hedge Agreements; and

(i) all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Term Loan” means the term loan made, or to be made, to the Borrower pursuant to Section 2.1.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries (other than Excluded Subsidiaries) of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the Term Loan Maturity Date and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 2.3 without payment of any amounts pursuant to Section 3.9; and

(e) there shall be no more than five (5) Interest Periods in effect at any time.

“Investor” means any Person (other than Fannie Mae, Freddie Mac, Ginnie Mae, FHA, or HUD) that (a) purchases Mortgage Loans serviced by any Credit Party, or (b) insures or unconditionally guarantees Mortgage Loans serviced by any Credit Party.

“Investor Agreements” means all applicable selling and servicing agreements (including the Investor Servicing Contracts) between an Investor and any Credit Party, together with any other present or future contracts, agreements, instruments or indentures to which such Investor and any Credit Party are parties or pursuant to which any Credit Party owes any duty or obligation to such Investor, and including the guides, however titled, referred to in those selling and servicing agreements and all other Investor guidelines, directives and approvals to which any Credit Party is subject.

“Investor Servicing Contracts” means any Servicing Contracts between any Credit Party and an Investor.

“IRS” means the United States Internal Revenue Service.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 3.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 3.13.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Term Loans.

“LIBOR” means,

(a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; or

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, in no event shall LIBOR be less than 1.00%.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Term Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 3.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Term Loan Note, the Security Documents, the Engagement Letter, the Administrative Agent’s Fee Letter and each other document, instrument, certificate and agreement executed and delivered by any of the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Adverse Effect” means, any of the following: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of either (i) the Borrower and its Subsidiaries, taken as a whole or (ii) the Credit Parties, taken as a whole, (b) a material impairment of the ability of the Credit Parties, taken as a whole, to perform their respective obligations under any Loan Document to which any Credit Party is a party, (c) a material impairment on the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or (d) a material adverse effect on the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Contract” means (a) each of the Agency Agreements or (b) any other contract or agreement, written or oral, of any Credit Party or any of its Subsidiaries, as to both (a) and (b) the breach, non-performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage or deed of trust on real property that is improved and substantially completed.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and secured by a Mortgage and, if applicable, a Mortgage Security Agreement.

“Mortgage Note” means a promissory note secured by one or more Mortgages and, if applicable, one or more Mortgage Security Agreements.

“Mortgage Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a Mortgage Loan.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Multifamily Property” means real property that contains or that will contain more than four (4) dwelling units in improvements that are substantially complete and in which no more than 20% (or such lesser amount as will not exceed applicable Fannie Mae, Freddie Mac or FHA limits, as applicable) of the net rentable area is rented to, or to be rented to, non-residential tenants, and which may include assisted living facilities, independent living facilities and manufactured housing.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its Subsidiaries (other than Excluded Subsidiaries) therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) in the case of an Asset Disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event and

(iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means, with respect to any specified Person or any of its Subsidiaries, Indebtedness that (a) is not, in whole or in part, Indebtedness of, or secured by any Lien on the assets or properties of, any Credit Party (and for which no Credit Party has created, maintained or assumed any Guarantee) and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Credit Party or the assets thereof (other than (i) usual and customary carve out matters for which the Borrower provides an unsecured Guarantee with respect to fraud, misappropriation, breaches of representations and warranties and misapplication and (ii) Permitted Warehouse Guarantees, in each case for which no claim for payment or performance thereof has been made that would constitute a liability of the Borrower in accordance with GAAP), (b) is owing to a Person that is not the Borrower, a Subsidiary of the Borrower or an Affiliate of the Borrower or its Subsidiaries and (c) other than as expressly provided herein with respect to the Guarantees contemplated by the second parenthetical to clause (a) of this definition, the source of repayment for which is expressly limited to the assets or cash flows of such Person.

“Notice of Borrowing” has the meaning assigned thereto in Section 2.2(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 3.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(a).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Term Loans and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Term Loan of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit E.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease Obligation.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12).

“Participant” has the meaning assigned thereto in Section 11.9(d).

“Participant Register” has the meaning assigned thereto in Section 11.9(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any acquisition by a Credit Party in the form of the acquisition of all or substantially all of the assets, business, unit, division or a line of business, or at least a majority of the outstanding Equity Interests which have the ordinary voting power for the election of directors of the board of directors (or equivalent governing body) (whether through purchase, merger or otherwise), of any other Person if each such acquisition meets all of the following requirements:

(a) no less than fifteen (15) Business Days prior to the proposed closing date of such acquisition (or such later date as may be approved by the Administrative Agent in its sole discretion), the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such acquisition;

(b) the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;

(c) the Person or business to be acquired shall be in a line of business permitted pursuant to Section 7.11;

(d) if such transaction is a merger or consolidation, the Borrower or a Subsidiary Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby;

(e) the Borrower shall have delivered to the Administrative Agent all notices and other documents required to be delivered pursuant to, and in accordance with, and to the extent required by, Section 6.14;

(f) no later than five (5) Business Days prior to the proposed closing date of such acquisition (or such later date as may be approved by the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance on a Pro Forma Basis (as of the date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) with each covenant contained in Section 7.14;

(g) no later than five (5) Business Days prior to the proposed closing date of such acquisition (or such later date as may be approved by the Administrative Agent in its sole discretion), the Borrower, to the extent requested by the Administrative Agent, (i) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (ii) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(h) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith; and

(i) the Borrower shall have (i) delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and (ii) provided such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with such purchase or other acquisition.

“Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the Borrower or any Subsidiary Guarantor, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Liens” means the Liens permitted pursuant to Section 7.2.

“Permitted Warehouse Collateral” means, with respect to any Warehousing Line, Mortgage Loans purchased or originated by a Credit Party using the proceeds of such Warehousing Line, and related rights (including servicing rights related to such Mortgage Loans) and proceeds, including mortgage-backed securities which are backed by such Mortgage Loans. For the avoidance of doubt no Permitted Warehouse Collateral shall be included in the calculation of the Asset Coverage Ratio.

“Permitted Warehouse Guarantee” means one or more of the following Guarantees of a Credit Party: (a) Guarantees of Indebtedness of an Excluded Subsidiary consisting of bridge or warehouse lines of credit incurred by such Excluded Subsidiary in the ordinary course of business that are secured solely by the assets of Excluded Subsidiary and which such Guarantees are secured, if at all, solely by the Equity Interests issued by such Excluded Subsidiary to any Credit Party that is providing such Guarantee, (b) unsecured Guarantees of Permitted Warehouse Lines and (c) Guarantees of obligations of an entity in which a Credit Party or an Excluded Subsidiary has directly or indirectly made an Investment that is not otherwise prohibited hereunder, which Guarantee under this clause (c) shall be unsecured and shall be limited to usual and customary carve out matters with respect to fraud, misappropriation, breaches of representations and warranties and misapplication by a Credit Party or such entity.

“Permitted Warehousing Line” means any Indebtedness under any Warehousing Line but only to the extent that (a) the amount thereof that the holder of such Indebtedness has contractual recourse to any Credit Party does not exceed the Realizable Value of the assets securing such Indebtedness and (b) such Indebtedness is secured only by Permitted Warehouse Collateral applicable to that Warehousing Line. The amount of any such Indebtedness shall be determined in accordance with GAAP.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned thereto in Section 6.2.

“Pledged Equity Interests” means all Equity Interests at any time pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Agreement.

“PNC Agency Warehousing Agreement” means that certain Amended and Restated Warehousing Credit and Security Agreement, dated as of June 25, 2013, by and between WDLLC, as borrower, and PNC Bank, N.A., and any other Person from time to time that is a lender thereunder.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA or Consolidated Adjusted EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a) all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(b) non-recurring costs, extraordinary expenses and other pro forma adjustments attributable to such Specified Transaction may be included to the extent that such costs, expenses or adjustments:

(i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent;

(ii) are calculated on a basis consistent with GAAP and Regulation S-X of the Exchange Act; and

(iii) represent less than ten percent (10%) of Consolidated EBITDA or Consolidated Adjusted EBITDA, as the case may be (determined without giving effect to this clause (b));

provided that the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or Consolidated Adjusted EBITDA or clause (a) above, as the case may be.

“Production Report” has the meaning assigned thereto in Section 4.1(f)(iii).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lenders” has the meaning assigned thereto in Section 6.2.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Mortgage Servicing Rights” means, as of any date of determination, the right to payments owed to any Credit Party under each of the Servicing Contracts that (a) have been appraised in the most recent appraisals provided to the Administrative Agent accordance with Section 6.13(b), (b) are, to the extent provided for in the Collateral Agreement, subject to a first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties and (c) are not subject to any other Liens, other than the Lien referred to in clause (b) of this definition.

“Realizable Value” means, with respect to any asset of the Borrower or any of its Subsidiaries, (a) in the case of any real property owned by the Borrower or any of its Subsidiaries and acquired as a result of the foreclosure or other enforcement of a Lien by such Person, the value realizable upon the disposition of such asset as determined by the Borrower in good faith and consistent with customary industry practice (which such amount shall not, at any time, exceed the book value of such asset used in preparing the most recent consolidated balance of the Borrower and its Subsidiaries) and (b) with respect to any other asset, the lesser of (i) if applicable, the face amount of such asset and (ii) the fair market value of such asset as determined by the Borrower in accordance with the agreement governing any Indebtedness secured by such asset (or, if such agreement does not contain any such provision, as determined by the senior management of the Borrower in good faith and consistent with customary industry practice); provided that the Realizable Value of any asset described in clauses (a) or (b) as to which the Borrower and its Subsidiaries have a binding commitment to purchase from a Person that is not the Borrower, a Subsidiary of the Borrower or an Affiliate of the Borrower or its Subsidiaries shall be the minimum price payable to the Borrower and its Subsidiaries for such asset pursuant to the terms of such contractual commitment.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Register” has the meaning assigned thereto in Section 11.9(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders representing more than fifty percent (50)% of the outstanding Term Loans of all Lenders. The Term Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” has the meaning assigned thereto in Section 7.6.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between or among any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement between or among any Credit Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement (other than an Excluded Swap Obligation) and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to the Collateral Agreement, the Facility Mortgages (if any), and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Secured Obligations.

“Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, under which that Person has the right to service Mortgage Loans.

“Servicing Portfolio” means, as to any Person, the unpaid principal balance of Mortgage Loans serviced by that Person under Servicing Contracts, minus the principal balance of all Mortgage Loans that are serviced by that Person for others under subservicing arrangements.

“Servicing Portfolio Report” has the meaning assigned thereto in Section 4.1(f)(iv).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any (a) disposition of all or substantially all of the assets or Equity Interests of any Subsidiary of the Borrower or any division, business unit, product line or line of business and (b) any Asset Disposition made pursuant to Section 7.5(h) or (j).

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition and (c) the Transactions.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries (other than Excluded Subsidiaries) that is subordinated in right and time of payment to the Secured Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of the Borrower (other than Excluded Subsidiaries) in existence on the Closing Date or which become a party to the Collateral Agreement pursuant to Section 6.14.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Initial Term Loan and/or Incremental Term Loans, as applicable, to the account of the Borrower hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans. The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Lenders on the Closing Date shall be $175,000,000.

“Term Loan Facility” means the term loan facility established pursuant to Article II (including any new term loan facility established pursuant to Section 3.13).

“Term Loan Maturity Date” means the first to occur of (a) December 20, 2020, and (b) the date of acceleration of the Term Loans pursuant to Section 9.2(a).

“Term Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Term Loans made by such Lender, substantially in the form attached as Exhibit A, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loans” means the Initial Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Threshold Amount” means $7,500,000.

“Transaction Costs” means all transaction fees, charges and other amounts related to the Transactions and any Permitted Acquisitions (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within six (6) months of the closing of the Term Loan Facility or such Permitted Acquisition, as applicable, and approved by the Administrative Agent in its reasonable discretion.

“Transactions” means, collectively, (a) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement and (b) the funding of the Initial Term Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 3.11(g).

“W&D Multifamily” means Walker & Dunlop Multifamily, Inc., a Delaware corporation.

“Warehousing Line” means, collectively, the Bank of America Warehousing Agreement, the PNC Agency Warehousing Agreement and any additional warehousing facilities, which may be structured as repurchase facilities and in each case, which contain customary terms for such warehousing facilities and are entered into in the ordinary course of business for the sole purpose of financing Agency Mortgage Loan Transactions or other purchases or originations of Mortgage Loans that are secured by Multifamily Properties.

“WD Capital” means Walker & Dunlop Capital, LLC, a Massachusetts limited liability company.

“WDLLC” means Walker & Dunlop, LLC, a Delaware limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital” means, for any period, for the Borrower and its Subsidiaries (other than the Excluded Subsidiaries) on a Consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) the sum of the amounts of “Pledged Securities” and “Servicing Fees and Other Receivables, Net”, each as reflected on the Consolidated balance sheet of the Credit Parties as of the last day of such period over (b) the sum of the amounts of “Accounts Payable and Other Accruals” and “Performance Deposits from Borrower”, each as reflected on the Consolidated balance sheet of the Credit Parties as of the last day of such period.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Credit Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Guarantees. Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

SECTION 1.9 Covenant Compliance Generally. For purposes of determining compliance under Sections 7.1, 7.2, 7.3, 7.5 and 7.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Corporate Net Income in the most recent annual financial statements delivered pursuant to Section 6.1(a). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.1, 7.2 and 7.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

TERM LOAN FACILITY

SECTION 2.1 Initial Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make the Initial Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

SECTION 2.2 Procedure for Advance of Term Loan.

(a) Initial Term Loan. The Borrower shall give the Administrative Agent an irrevocable written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) prior to 11:00 a.m. on the Closing Date requesting that the Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Initial Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9 of this Agreement). Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 p.m. on the Closing Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(b) Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 3.13.

SECTION 2.3 Repayment of Term Loans.

(a) Initial Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments equal to $437,500 on the last Business Day of each of March, June, September and December commencing March 31, 2014, except as the amounts of individual installments may be adjusted pursuant to Section 2.4 hereof; provided that the final principal installment of the Initial Term Loan shall be paid in full on the Term Loan Maturity Date in an amount equal to the aggregate outstanding principal of the Initial Term Loan on such date (together with all accrued interest thereon).

(b) Incremental Term Loans. The Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 3.13.

SECTION 2.4 Prepayments of Term Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a written notice substantially in the form of Exhibit C (a “Notice of Prepayment”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and whether the repayment is of the Initial Term Loan, an Incremental Term Loan or a combination thereof, and if a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied to the outstanding principal installments of the Initial Term Loan or any Incremental Term Loans as directed by the Borrower. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof. A Notice of Prepayment received after 11:00 a.m. on any day shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the applicable Lenders of each Notice of Prepayment.

(b) Mandatory Prepayments.

(i) Debt Issuances. The Borrower shall make mandatory principal prepayments of the Initial Term Loan, and to the extent provided in the applicable Lender Joinder Agreement (or other applicable governing documents) with respect to each then outstanding Incremental Term Loan, the Incremental Term Loans, in the manner set forth in clause (v) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance not otherwise permitted pursuant to Section 7.1. Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(ii) Asset Dispositions. The Borrower shall make mandatory principal prepayments of the Initial Term Loan, and to the extent provided in the applicable Lender Joinder Agreement (or other applicable governing documents) with respect to each then outstanding Incremental Term Loan, the Incremental Term Loans, in the manner set forth in clause (v) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition (other than any Asset Disposition permitted pursuant to, and in accordance with, clauses (a) through (i) of Section 7.5) to the extent that the aggregate amount of such Net Cash Proceeds exceed $2,500,000 during any Fiscal Year. Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition by any Credit Party or any of its Subsidiaries (other than Excluded Subsidiaries); provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 2.4(b)(ii) to the extent that such Net Cash Proceeds are reinvested in assets used or useful in the business of the Credit Parties within six (6) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided further that any portion of such Net Cash Proceeds not actually reinvested within such six (6) month period shall be prepaid in accordance with this Section 2.4(b)(ii) on or before the last day of such six (6) month period.

(iii) Insurance and Condemnation Events. The Borrower shall make mandatory principal prepayments of the Initial Term Loan, and to the extent provided in the applicable Lender Joinder Agreement (or other applicable governing documents) with respect to each then outstanding Incremental Term Loan, the Incremental Terms, in the manner set forth in clause (v) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event to the extent that the aggregate amount of such Net Cash Proceeds exceed $2,500,000 during any Fiscal Year. Such prepayments shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by any Credit Party or any of its Subsidiaries (other than Excluded Subsidiaries); provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 2.4(b)(iii) to the extent that such Net Cash Proceeds are reinvested in assets used or useful in the business of the Credit Parties within six (6) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided further that any portion of the Net Cash Proceeds not actually reinvested within such six (6) month period shall be prepaid in accordance with this Section 2.4(b)(iii) on or before the last day of such six (6) month period.

(iv) Excess Cash Flow. After the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2014), within five (5) Business Days after the earlier to occur of (x) the delivery of the financial statements and related Officer’s Compliance Certificate for such Fiscal Year and (y) the date on which the financial statements and the related Officer’s Compliance Certificate for such fiscal year are required to be delivered pursuant to Section 6.1(a) and Section 6.2(a), the Borrower shall make mandatory principal prepayments of the Initial Term Loan, and to the extent provided in the applicable Lender Joinder Agreement (or other applicable governing documents) with respect to each then outstanding Incremental Term Loan, the Incremental Term Loans in the manner set forth in clause (v) below in an amount equal to (A) the then applicable ECF Percentage of Excess Cash Flow, if any, for such Fiscal Year minus (B) the aggregate amount of all optional prepayments of any Term Loan made in cash during such Fiscal Year but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Term Loans.

(v) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (iv) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the applicable Lenders. Each prepayment of the Term Loans under this Section shall be applied between the Initial Term Loans and, if applicable, any Incremental Term Loans that are required to be prepaid to the extent specified in the applicable governing documentation for each applicable Incremental Term Loan but in any event not to exceed the ratable share of the Term Loans (as determined based on the then outstanding principal amount of each such Term Loan). Amounts so applied shall be further applied (A) on a pro rata basis to the remaining scheduled principal installments of the Initial Term Loans and (B) as determined by the Borrower and the applicable Incremental Lenders to reduce the remaining scheduled principal installments of any Incremental Term Loans.

(vi) No Reborrowings. Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 3.9.

(c) Call Premium. In the event that, on or prior to the one year anniversary of the Closing Date, the Borrower (i) makes any prepayment of the Initial Term Loans in connection with any Repricing Transaction (as defined below) or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a fee in an amount equal to, (x) in the case of clause (i), a prepayment premium of 1.0% of the amount of the Initial Term Loans being prepaid and (y) in the case of clause (ii), a payment equal to 1.0% of the aggregate amount of the Initial Term Loans outstanding immediately prior to such amendment that are subject to such amendment (including, without limitation, any Initial Term Loans of a Non-Consenting Lender that is replaced pursuant to Section 3.12(b) in connection with such amendment). Such fees shall be due and payable within three (3) Business Days of the date of the effectiveness of such Repricing Transaction. For the purpose of this clause (c), “Repricing Transaction” means (x) any prepayment or repayment of the Initial Term Loans with the proceeds of, or any conversion of the Initial Term Loans into, any new or replacement tranche of term loans or Indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans) less than the “effective yield” applicable to the Initial Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (y) any amendment to the pricing terms of the Initial Term Loans which reduces the “effective yield” applicable to the Initial Term Loans.

ARTICLE III

GENERAL LOAN PROVISIONS

SECTION 3.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, the Initial Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter indemnifying the Lenders in the manner set forth in Section 3.9 of this Agreement). The Borrower shall select the rate of interest and Interest Period, if any, applicable to the Initial Term Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2.

(b) Default Rate. Subject to Section 9.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing December 31, 2013; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 3.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Initial Term Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit D (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Initial Term Loan is to be effective specifying (A) the Initial Term Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Initial Term Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan. If the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall promptly notify the applicable Lenders of such Notice of Conversion/Continuation.

SECTION 3.3 Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter and the Administrative Agent’s Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 3.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Term Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the applicable Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its ratable share (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 3.9, 3.10, 3.11 or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 3.14(a)(ii).

SECTION 3.5 Evidence of Indebtedness. The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Loan Note which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Loan Note and endorse thereon the date, amount and maturity of its Term Loan and payments with respect thereto.

SECTION 3.6 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 3.9, 3.10, 3.11 or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 3.7 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make Term Loans are several and are not joint or joint and several. The failure of any Lender to make available its ratable portion of any Term Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its ratable portion of such Term Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its ratable portion of such Term Loan available on the borrowing date.

SECTION 3.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Term Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error), and shall have notified the Administrative Agent accordingly, that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Term Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Term Loan to or continue any Term Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 3.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Term Loan to a LIBOR Rate Loan or continue any Term Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Term Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 3.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Term Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its ratable portion of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 3.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or other Recipient setting forth the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such other

Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.11 Taxes.

(a) Defined Terms. For purposes of this Section 3.11, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall, jointly and severally, indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.11 (including by the payment of additional amounts pursuant to this Section 3.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.10 or Section 3.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10 or Section 3.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.9;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any amounts under Section 2.4(c));

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.10 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.13 Incremental Loans.

(a) At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make up to three (3) additional term loans (any such additional term loan, an “Incremental Term Loan”); provided that (i) the total aggregate principal amount for all Incremental Term Loan Commitments shall not (as of any date of incurrence thereof) exceed $60,000,000 and (ii) the total aggregate amount for each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (i). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Term Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Term Loan Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment. Any Incremental Term Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(A) no Default or Event of Default shall exist on such Increased Amount Date immediately before or immediately after giving effect to (x) any Incremental Term Loan Commitment and the making of any Incremental Term Loans pursuant thereto, (y) any permanent repayment of Indebtedness consummated in connection therewith and (z) any Permitted Acquisition consummated in connection therewith;

(B) the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the financial covenants set forth in Section 7.14 based on the financial statements most recently delivered pursuant to Section 6.1(a) or 6.1(b), as applicable, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Term Loan Commitment and the making of any Incremental Term Loans pursuant thereto (with any Incremental Term Loan Commitment being deemed to be fully funded), (y) any permanent repayment of Indebtedness consummated in connection therewith and (z) any Permitted Acquisition consummated in connection therewith;

(C) each of the representations and warranties contained in Articles V and VIII shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

(D) the proceeds of any Incremental Term Loans shall be used for general corporate purposes of the Credit Parties (including Permitted Acquisitions);

(E) each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Term Loans on a pari passu basis;

(F) in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(1) such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loan or a maturity date earlier than the Term Loan Maturity Date;

(2) the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date; provided that if the Applicable Margin in respect of any Incremental Term Loan exceeds the Applicable Margin for the Initial Term Loan by more than 0.50%, then the Applicable Margin for the Initial Term Loan shall be increased so that the Applicable Margin in respect of such Initial Term Loan is equal to the Applicable Margin for the Incremental Term Loan minus 0.50%; provided further in determining the Applicable Margin(s) applicable to each Incremental Term Loan and the Applicable Margin(s) for the Initial Term Loan, (A) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Incremental Term Loan or the Initial Term Loan in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (B) customary arrangement or commitment fees payable to any Lead Arranger (or its affiliates) in connection with the Initial Term Loan or to one or more arrangers (or their affiliates) of any Incremental Term Loan shall be excluded (it being understood that the effects of any and all interest rate floors shall be included in determining Applicable Margin(s) under this provision); and

(3) except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the Initial Term Loan, shall be reasonably satisfactory to the Administrative Agent and the Borrower (provided that such other terms and conditions shall not be materially more favorable to the Lenders under any Incremental Term Loans than such other terms and conditions under the Initial Term Loans);

(G) any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Lenders under the Term Loan Facility; and

(H) such Incremental Term Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 3.13); and

(I) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Term Loan and/or Incremental Term Loan Commitment) and such written consent or acknowledgement, if any, from each Agency with respect to such Incremental Term Loan as may be reasonably requested by Administrative Agent in connection with any such transaction (which such consents or acknowledgments shall be in form and substance reasonably satisfactory to the Administrative Agent and the Incremental Lenders).

(b) (i) The Incremental Term Loans shall be deemed to be Term Loans; provided that such Incremental Term Loan shall be designated as a separate tranche of Term Loans for all purposes of this Agreement.

(ii) The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c) On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

SECTION 3.14 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.2.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (2) such Term Loans were made at a time when the conditions set forth in Section 4.1 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the applicable ratable shares of such Term Loans. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Lenders in accordance with the Term Loan Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE IV

CONDITIONS OF CLOSING AND BORROWING

SECTION 4.1 Conditions to Closing and Initial Term Loan. The obligation of the Lenders to close this Agreement and to make the Initial Term Loan is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Term Loan Note in favor of each Lender requesting a Term Loan Note and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since December 31, 2012, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (E) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in this Section 4.1.

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.

(iv) Opinions of Counsel. Opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).

(c) Personal Property Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).

(ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv) Property and Liability Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each Credit Party, evidence of payment of all insurance premiums for the current policy year of each policy (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Administrative Agent, copies of such insurance policies.

(v) Other Collateral Documentation. The Administrative Agent shall have received any documents reasonably requested thereby or as required by the terms of the Security Documents to evidence its security interest in the Collateral (including, without limitation, any landlord waivers or collateral access agreements, filings evidencing a security interest in any intellectual property included in the Collateral, notices and assignments of claims required under Applicable Laws, bailee or warehouseman letters or filings with any applicable Governmental Authority).

(d) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii) Agency Consents. Without limiting the generality of clause (i) of this subsection, the Credit Parties shall have received (A) written consent (and in the case of Ginnie Mae and HUD, acknowledgment) to the extent required under the Agency Agreements or otherwise reasonably deemed necessary by the Administrative Agent, in form and substance satisfactory to the Administrative Agent, of each of Fannie Mae, Freddie Mac, Ginnie Mae, FHA, and HUD (and to the extent applicable or required, each other Investor listed on Schedule 4.1 hereto), to the granting of the security interests contemplated by this Agreement and the other Loan Documents (including as relating to cash flows derived from mortgage loan servicing rights and related fees and other compensation) and the exercise by the Administrative Agent of its rights and remedies as a secured party in connection therewith upon the occurrence of an Event of Default, with evidence satisfactory to the Administrative Agent that all conditions precedent to the effectiveness of such written consent provided by each Agency have been fully satisfied and (B) written consent, in form and substance satisfactory to the Administrative Agent, from (1) each lender (or any agent authorized to act on behalf of the lenders) to each Warehousing Line to the extent required by the terms of such Warehousing Line and (2) any other Person whose consent is required as a condition to the consents otherwise required by this subsection.

(iii) No Injunction, Etc. No action, proceeding or investigation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(e) Material Contracts. The Administrative Agent shall have received (i) a schedule identifying all of the Material Contracts of the Credit Parties as of the Closing Date and (ii) if requested by the Administrative Agent, copies of such Material Contracts certified by a Responsible Officer of the Borrower to be true, correct and complete;

(f) Financial Matters.

(i) Financial Projections. The Administrative Agent shall have received projections prepared by management of the Borrower of balance sheets, income statements and cash flow statements of the Credit Parties on a quarterly basis through December 31, 2014 and on an annual basis for each year thereafter during the term of this Agreement, which shall not be inconsistent with any financial information or projections previously delivered to the Administrative Agent and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(ii) Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent and certified as accurate by the chief financial officer of the Borrower, that (A) after giving effect to the Transactions, the Credit Parties, on a consolidated basis, are Solvent, (B) attached thereto are calculations evidencing compliance on a Pro Forma Basis after giving effect to the Transactions with the Closing Leverage Ratio (as defined below) and the Asset Coverage Ratio as of the Closing Date, (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Credit Parties and (D) attached thereto as Annex A thereto is a list of each Excluded Subsidiary as of the Closing Date and statement of the Consolidated EBITDA of such Excluded Subsidiary and its Subsidiaries (for the four consecutive fiscal quarters ended immediately prior to the Closing Date for which financial statements are available and determined for this purpose as if all references in the definition of “Consolidated EBITDA” and any definitions used therein to “Borrower and its Subsidiaries” refer to such Excluded Subsidiary and its Subsidiaries).

(iii) Production Report. The Administrative Agent shall have received a loan origination and production report, in form and substance reasonably satisfactory to the Administrative Agent (a “Production Report”), most recently ended prior to the Closing Date for which financial statements are available for the Credit Parties on a consolidated basis, providing summary information with respect to all “CMBS” originations and other Agency Mortgage Loan Transactions, loan brokerage volume, real estate equity placement volume and advisory services volume for fiscal quarter most recently ended prior to the Closing Date for which financial statements are available.

(iv) Servicing Portfolio Report. The Administrative Agent shall have received a consolidated report, in form and substance reasonably satisfactory to the Administrative Agent (“Servicing Portfolio Report”) as of the end of the fiscal quarter most recently ended prior to the Closing Date for which financial statements are available, as to all Mortgage Loans the servicing rights to which are owned by any of the Credit Parties (in each case, specified by investor type, recourse and non-recourse, and with respect to Fannie Mae DUS Mortgage Loans which are At Risk Mortgage Loans under a modified risk sharing arrangement under the Fannie Mae DUS Program, a breakdown of specific loans and balances which are subject to such risk sharing). The Servicing Portfolio Report must, at a minimum, indicate which Mortgage Loans (1) are current and in good standing, (2) are more than 30, 60 or 90 days past due, (3) are the subject of pending bankruptcy or foreclosure proceedings, or (4) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by a member of the Borrower’s consolidated group, and include, by Mortgage Loan type (x) weighted average coupon, (y) weighted average maturity, and (z) weighted average servicing fee.

(v) Closing Ratios. The Arranger will be reasonably satisfied that (A) the ratio of Consolidated Corporate Indebtedness of the Credit Parties as of the Closing Date calculated on a Pro Forma Basis after giving effect to the Transactions to Consolidated Adjusted EBITDA for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available (calculated on a Pro Forma Basis after giving effect to the Transactions) will not exceed 4.00 to 1.00 (the “Closing Leverage Ratio”) and (B) the Asset Coverage Ratio will not be less than 1.50 to 1.00.

(vi) Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 3.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Arranger (directly to such counsel if requested by the Arranger) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Arranger) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(g) Miscellaneous.

(i) Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of the Term Loans are to be disbursed.

(ii) Existing Indebtedness. All existing Indebtedness of the Credit Parties (including Indebtedness under the Existing Credit Agreement but excluding Indebtedness permitted pursuant to Section 7.1) shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.

(iii) Rating of the Term Loan Facility and the Borrower. The Borrower shall have received recent Debt Ratings from S&P and Moody’s.

(iv) PATRIOT Act, etc. The Borrower and each of the other Credit Parties shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(v) Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(vi) No Material Adverse Effect. Since December 31, 2012, no event shall have occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

(vii) No Default. No Default or Event of Default shall exist, or would result after giving effect to the Term Loans to be made on the Closing Date.

(viii) Warehousing Lines and Material Contract Default. No default or event of default shall exist, or would result under any material Warehousing Lines or Material Contracts after giving effect to the Term Loans to be made on the Closing Date.

(ix) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 4.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make the Term Loans, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder that:

SECTION 5.1 Organization; Power; Qualification. Each Credit Party (a) is duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party is organized and qualified to do business as of the Closing Date are described on Schedule 5.1.

SECTION 5.2 Ownership; Voting Agreements. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 5.2. As of the Closing Date, the capitalization of each Credit Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 5.2. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 5.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Credit Party or any Subsidiary thereof, except as described on Schedule 5.2. Each Excluded Subsidiary and the Consolidated EBITDA of such Excluded Subsidiary and its Subsidiaries (for the four consecutive fiscal quarters ended immediately prior to the Closing Date for which financial statements are available and determined for this purpose as if all references in the definition of “Consolidated EBITDA” and any definitions used therein to “Borrower and its Subsidiaries” refer to such Excluded Subsidiary and its Subsidiaries) is set forth on Annex A to the certificate delivered to the Administrative Agent pursuant to Section 4.1(f)(ii). There are no agreements or other arrangements between the shareholders of the Borrower that would provide any shareholder or group of shareholders owning fifty percent (50%) or less of the Equity Interests of the Borrower the ability to veto, control or otherwise direct the actions of the Borrower.

SECTION 5.3 Authorization; Enforceability. Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 5.4 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Term Loans hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document other than (i) consents, authorizations, filings or other acts or consents such as have been obtained or made and are in full force and effect (and copies of which have been provided to the Administrative Agent prior to the date hereof), (ii) consents or filings under the UCC, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office and (iv) Facility Mortgage filings with the applicable county recording office or register of deeds. Without limiting the generality of the foregoing, all consents and approvals required from any Agency (including, without limitation, FHA and HUD) under any of the Agency Agreements and from any Investor under any of the Investor Agreements that are Material Contracts have been obtained by Credit Parties and provided to the Administrative Agent pursuant to Section 4.1(d) and are in full force and effect.

SECTION 5.5 Compliance with Law; Governmental Approvals. Each Credit Party (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (a), (b) or (c) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.6 Tax Returns and Payments. Each Credit Party has duly filed or caused to be filed all federal, state and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party). Such returns accurately reflect in all material respects all liability for taxes of any Credit Party for the periods covered thereby. As of the Closing Date, except as set forth on Schedule 5.6, there is no ongoing audit or examination or, to its knowledge, other investigation by any Governmental Authority of the tax liability of any Credit Party. No Governmental Authority has asserted any Lien or other claim against any Credit Party with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (b) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party in respect of federal, state and other material taxes for all Fiscal Years and portions thereof since the organization of any Credit Party are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years. No Credit Party or any Subsidiary (other than an Excluded Subsidiary) is party to a tax sharing agreement.

SECTION 5.7 Intellectual Property Matters. Each Credit Party owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

SECTION 5.8 Environmental Matters.

(a) The properties owned, leased or operated by each Credit Party now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws and which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b) Each Credit Party and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, except such non-compliance as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and, to the knowledge of each Credit Party, there is no contamination at, under or about such properties or such operations which could materially interfere with the continued operation of such properties or materially impair the fair saleable value thereof;

(c) No Credit Party has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened;

(d) To its knowledge, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, and which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Credit Party is or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Credit Party, with respect to any real property owned, leased or operated by any Credit Party or operations conducted in connection therewith that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(f) There has been no release, or to its knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.9 Employee Benefit Matters.

(a) As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 5.9;

(b) Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c) As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d) Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(e) No Termination Event has occurred or is reasonably expected to occur;

(f) Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.

(g) No Credit Party is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

SECTION 5.10 Margin Stock. No Credit Party is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Term Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Term Loan, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Credit Parties on a Consolidated basis) subject to the provisions of Section 7.2 or Section 7.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.

SECTION 5.11 Government Regulation. No Credit Party is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940) and no Credit Party is, or after giving effect to any Term Loan will be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

SECTION 5.12 Material Contracts. Schedule 5.12 sets forth a complete and accurate list of all Material Contracts of each Credit Party in effect as of the Closing Date. Other than as set forth in Schedule 5.12, as of the Closing Date, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, each Credit Party has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 5.12 or any other Schedule hereto. As of the Closing Date, no Credit Party (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Contract in any material respect or has received any notice of the intention of any other party thereto to terminate any Material Contract.

SECTION 5.13 Employee Relations. As of the Closing Date, no Credit Party is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.13. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees.

SECTION 5.14 Burdensome Provisions. No Subsidiary of the Borrower (other than an Excluded Subsidiary) is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to the Borrower or any Subsidiary of the Borrower (other than an Excluded Subsidiary) or to transfer any of its assets or properties to the Borrower or any other Subsidiary of the Borrower (other than an Excluded Subsidiary) in each case other than existing under or by reason of the

Loan Documents, Applicable Law or customary restrictions in any documentation governing a Permitted Warehousing Line or Material Contract restricting any sale, assignment, lease, conveyance, transfer or other disposition of all or any substantial part of a Credit Party’s business which would not prevent the granting of the Liens on the Collateral as contemplated by the Loan Documents.

SECTION 5.15 Financial Statements. The projections delivered pursuant to Section 4.1(f)(i) were prepared in good faith on the basis of the assumptions stated therein (after giving effect to the Transactions), which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).

SECTION 5.16 No Material Adverse Change. Since December 31, 2012, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.17 Solvency. The Credit Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Credit Party and no obligation has been or will be incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of any Credit Party.

SECTION 5.18 Title to Properties. As of the Closing Date, the real property listed on Schedule 5.18 constitutes all of the real property that is owned, leased, subleased or used by any Credit Party. Each Credit Party has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Credit Parties subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

SECTION 5.19 Litigation. There are no actions, suits or proceedings pending nor, to their knowledge, threatened against or in any other way relating adversely to or affecting any Credit Party or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.20 Anti-Terrorism; Anti-Money Laundering. No Credit Party nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (b) is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”) or (c) is a Sanctioned Person. No part of the proceeds of any Term Loans hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger or the Administrative Agent) of any Anti-Terrorism Laws.

SECTION 5.21 Absence of Defaults. No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party under (i) any Material Contract or (ii) any judgment, decree or order to which any Credit Party is a party or by which any Credit Party or any of its properties may be bound or which would require any Credit Party to make any payment thereunder prior to the scheduled maturity date therefor that, in any case under this clause (ii), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.22 Disclosure. Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).

ARTICLE VI

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Term Loan Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries (other than the Excluded Subsidiaries) to:

SECTION 6.1 Financial Statements and Budgets. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2013), an audited Consolidated and unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated and unaudited consolidating statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(b) Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2014, an unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(c) Annual Business Plan and Budget. As soon as practicable and in any event within forty-five (45) days after the end of each Fiscal Year (or, if earlier, 10 Business Days after board approval), a business plan and operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet, calculations demonstrating projected compliance with the financial covenants set forth in Section 7.14 and a report containing management’s discussion and analysis of such budget with a reasonable disclosure of the key assumptions and drivers with respect to such budget, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of the Borrower and the other Credit Parties for such period.

(d) Servicing Portfolio Reports. At each time financial statements are delivered pursuant to Sections 6.1(a) or (b) (commencing with the fiscal quarter ended December 31, 2013), a Servicing Portfolio Report as to all Mortgage Loans the servicing rights to which are owned by any Credit Party (in each case, specified by investor type, recourse and non-recourse, and with respect to Fannie Mae DUS Mortgage Loans which are At Risk Mortgage Loans under a modified risk sharing arrangement under the Fannie Mae DUS Program, a breakdown of specific loans and balances which are subject to such risk sharing). The Servicing Portfolio Report must, at a minimum, indicate which Mortgage Loans (1) are current and in good standing, (2) are more than 30, 60 or 90 days past due, (3) are the subject of pending bankruptcy or foreclosure proceedings, or (4) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by a member of the Borrower’s consolidated group, and include, by Mortgage Loan type (x) weighted average coupon, (y) weighted average maturity, and (z) weighted average servicing fee.

(e) Production Reports. At each time financial statements are delivered pursuant to Sections 6.1(a) or (b) (commencing with the fiscal quarter ended December 31, 2013), a Production Report, for the Credit Parties, providing summary information with respect to all “CMBS” originations and other Agency Mortgage Loan Transactions, loan brokerage volume, real estate equity placement volume and advisory services volume for such Fiscal Quarter; provided, that in no event shall such Production Report include client names, property address or other specific identifying information relating to any loans described therein.

SECTION 6.2 Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) at each time financial statements are delivered pursuant to Sections 6.1(a) or (b) and, if a Default or Event of Default shall have occurred and be continuing, at such other times as the

Administrative Agent may reasonably request, (i) a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, (ii) a report containing management’s discussion and analysis of such financial statements, (iii) a list of all Subsidiaries of the Borrower that identifies each Excluded Subsidiary and the Consolidated EBITDA of such Excluded Subsidiary and its Subsidiaries on a stand-alone basis (determined for this purpose as if all references in the definition of “Consolidated EBITDA” and any definitions used therein to “Borrower and its Subsidiaries” refer to such Excluded Subsidiary and its Subsidiaries), attaching the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Excluded Subsidiaries from the related consolidated financial statements, (iv) a list of all new Material Contracts entered into during the most recently ended fiscal quarter (and, if requested by the Administrative Agent, copies of such Material Contracts) and (v) a list of any change in the location of any Credit Party’s office or facility at which Collateral with a fair market value of $500,000 or more is located (including the establishment of any such new office or facility);

(b) at each time financial statements are delivered pursuant to Section 6.1(a), a certificate of the independent certified public accountants of the Borrower certifying such financial statements that in connection with their audit, nothing came to their attention that caused them to believe that the Credit Parties failed to comply with the terms, covenants, provisions or conditions of Section 7.14, insofar as they relate to financial and accounting matters or, if such is not the case, specifying such non-compliance and its nature and period of existence;

(c) promptly upon receipt thereof, copies of all reports, if any, submitted to any Credit Party, any Subsidiary thereof or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

(d) [RESERVED];

(e) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party thereof with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(f) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party;

(h) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender;

(i) with respect to each of the Fannie Mae Loans and the Freddie Mac Loans which are subject to loss-sharing, written notice within five (5) Business Days of any Credit Party’s receipt of notice thereof from the applicable Agency, of any increases during the applicable reporting period of the loss-levels associated with such loans;

(j) with respect to each of the Fannie Mae Loans and the Freddie Mac Loans which are subject to loss-sharing, together with the quarterly reports delivered pursuant to Section 6.1(d), written notice of the loss determinations as set forth in the applicable final loss settlement(s) and the amount(s) of such loss(es), if any;

(k) written notice within five (5) Business Days (i) after notice (A) of the revocation of any approvals of any Agency or (B) changes to the approved mortgagee or approved servicer status with respect to the origination or servicing of Mortgage Loans by such Credit Party or (ii) after any Credit Party otherwise ceases to possess any Agency approval, but only if such events could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(l) written notice within five (5) Business Days after any non-ordinary course inspection or investigation of such Credit Party, Credit Party files or Credit Party facilities by or at the request of any Agency;

(m) [RESERVED];

(n) promptly upon the request of the Administrative Agent, a report, certified by a Responsible Officer of the Borrower, setting forth the amount of all Permitted Warehouse Guarantees and Permitted Warehousing Lines and the Realizable Value of the assets that secure the Indebtedness Guaranteed by each Permitted Warehouse Guarantee or Permitted Warehousing Line, as applicable;

(o) on an annual basis with the delivery of the financial statements required by Section 6.1(a) above and promptly upon the election by the Borrower to utilize the Available Amount in connection with a transaction otherwise permitted under this Agreement, a duly completed certificate signed by a Responsible Officer of the Borrower, which shall set forth reasonably detailed calculations the amount of the Available Amount immediately prior to such election and the amount thereof elected to be so applied; and

(p) such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of any of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder

(collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 6.3 Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any of its properties, assets or businesses in each case that could reasonably be expected to result in a Material Adverse Effect;

(c) any notice of any violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(d) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party;

(e) any attachment, judgment, lien, levy or order exceeding the Threshold Amount that may be assessed against any Credit Party;

(f) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which any of the Credit Parties is a party or by which any of the Credit Parties or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

(g) (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(h) any event which makes any of the representations set forth in Articles V or VIII that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Article V or VIII that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect; and

(i) any announcement by Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to Section 6.3 (other than Section 6.3(i)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 6.4 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 7.4, preserve and maintain its separate corporate existence and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 6.5 Maintenance of Property and Licenses.

(a) In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case except as such action or inaction could not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, in full force and effect, each and every license, permit, certification, qualification, approval, right or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.6 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance). All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee or, if applicable, mortgagee. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. Without limiting the foregoing, the Borrower shall and shall cause each appropriate Credit Party to (i) maintain, if available, fully paid flood hazard insurance on all owned real property, if any, that is located in a special flood hazard area and that is subject to a Facility Mortgage, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

SECTION 6.7 Accounting Methods and Financial Records.

(a) Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in material compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties; and

(b) At all times retain an independent certified public accounting firm which is reasonably satisfactory to the Administrative Agent (it being understood that Deloitte, PricewaterhouseCoopers, Ernst & Young and KPMG shall be deemed to be reasonably satisfactory) and instruct such accounting firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Credit Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accounting firm, as may be raised by the Administrative Agent.

SECTION 6.8 Payment of Taxes and Other Obligations. Pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other Indebtedness, obligations and liabilities in accordance with customary trade practices; except, in each case, where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings and (B) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to so pay or perform could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.9 Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except in instances in which (a) (i) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Credit Parties in accordance with GAAP; and (ii) such contest effectively suspends enforcement of the contested Applicable Laws, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.10 Environmental Laws. In addition to and without limiting the generality of Section 6.9, (a) comply in all material respects with, and ensure such compliance in all material respects by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws; provided, however, that neither a Credit Party nor any of its Subsidiaries shall be required to undertake any cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by property proceedings and adequate reserves have been set aside and are being maintained with respect to such circumstances in accordance with GAAP; and provided further that as to clauses (a) and (b) above, the failure to so comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

SECTION 6.11 Compliance with ERISA. In addition to and without limiting the generality of Section 6.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 6.12 Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract which is material to its business in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Credit Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.13 Visits and Inspections; Appraisals. (a)Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent and Lenders shall not exercise such rights more often than one (1) time during any calendar year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time without advance notice.

(b) The Borrower shall cause an appraiser retained by the Borrower and reasonably acceptable to the Administrative Agent (it being acknowledged that Prestwick Mortgage Group and MIAC shall be deemed to be reasonably acceptable) to conduct two (2) appraisals of the Servicing

Contracts of the Credit Parties each Fiscal Year, which such first appraisal shall have an “as of” date no earlier than May 31 of the applicable Fiscal Year and which such second appraisal shall have an “as of” date no earlier than November 30 of the applicable Fiscal Year, and, in each case, shall be delivered to the Administrative Agent as soon as available but in no event later than the time that financial statements are required to be delivered pursuant to Section 6.1(a) or (b), as applicable. The Borrower shall pay the fees and expenses of the Administrative Agent or such professionals with respect to such appraisal. Without limiting the foregoing, the Credit Parties acknowledge that the Administrative Agent may but shall have no obligation to except as otherwise instructed by the Required Lenders, in its discretion, undertake additional appraisals at the Credit Parties’ expense during the continuance of an Event of Default.

SECTION 6.14 Additional Subsidiaries

(a) Additional Subsidiaries. Promptly notify the Administrative Agent of (i) the redesignation of an Excluded Subsidiary as a Subsidiary Guarantor in accordance with Section 6.14(d) below or (ii) subject to clause (f) of this Section, the creation or acquisition of any Subsidiary and in any event, unless in the case of any newly acquired or created Subsidiary, such Subsidiary has been designated as an Excluded Subsidiary in accordance with Section 6.14(d)(i) below, within thirty (30) days after such redesignation, creation or acquisition (as such time period may be extended by the Administrative Agent in its sole discretion), cause such Person to (A) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Collateral Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (C) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Administrative Agent, (D) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (E) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person (subject to the exceptions in the Collateral Agreement), and (F) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Additional First-Tier Foreign Subsidiaries. Notify the Administrative Agent promptly after any Person becomes a First Tier Foreign Subsidiary, and promptly thereafter (and, in any event, within forty five (45) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Real Property Collateral. (i) Promptly after the acquisition of any owned real property that has a fair market value in excess of $1,000,000 by any Credit Party that is not subject to the existing Security Documents (and, in any event, within ten (10) days after such acquisition, as such time period may be extended by the Administrative Agent in its sole discretion), notify the Administrative Agent and (ii) unless the Administrative Agent reasonably determines that the cost of obtaining a Lien on such real property is excessive in relation to the value afforded thereby, promptly thereafter (and in any event, within sixty (60) days of such acquisition (as such time period may be extended by the Administrative Agent, in its sole discretion), deliver such Facility Mortgages, title insurance policies, environmental reports, surveys and other documents reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien, other than Permitted Liens, on such real property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, all in form and substance acceptable to the Administrative Agent.

(d) Designation and Redesignation of Excluded Subsidiaries.

(i) In connection with the creation or acquisition of any Subsidiary after the Closing Date, solely to the extent that such newly created or acquired Subsidiary (A) is a Foreign Subsidiary that is not disregarded for tax purposes and the guarantee by such Foreign Subsidiary would have material adverse federal income tax consequences for the Borrower (by constituting an investment of earnings in United States property under Section 956 of the Code, triggering an increase in the gross income of the Borrower pursuant to Section 951 of the Code) after giving effect to any corresponding credits or offsets, (B) has de minimis operations and assets or (C) is subject to a legal or contractual restriction that would prevent such Subsidiary from being a Subsidiary Guarantor (including, any requirement to obtain the consent of a Person that is not the Borrower, a Subsidiary of the Borrower or an Affiliate of the Borrower or its Subsidiaries that has not already been obtained (it being understood and agreed that nothing herein shall require any Credit Party to take any action to seek or obtain such consent)) unless such prohibition or restriction is not enforceable or is otherwise ineffective under Applicable Law, the Borrower may, at the time notice is provided to the Administrative Agent of the creation or acquisition of such Subsidiary pursuant to Section 6.14(a), designate such Subsidiary to be an Excluded Subsidiary by providing written notice to the Administrative Agent specifically identifying the Subsidiary or Subsidiaries subject to such designation and certifying that such designation complies with this Section 6.14(d)(i); provided that (1) before and immediately after such designation, no Default or Event of Default shall have occurred and be continuing; (2) before and immediately after giving pro forma effect to such designation, the Borrower shall be in compliance with each of the covenants set forth in Section 7.14; (3) no Subsidiary may be designated as, or remain, an Excluded Subsidiary if it guarantees, provides a Lien on its assets or otherwise provides credit support with respect to any Indebtedness of the Borrower or any of the Borrower’s other Subsidiaries (other than another Excluded Subsidiary), (4) no Subsidiary that has Indebtedness other than Non-Recourse Indebtedness (without taking into account the requirement of clause (a) of such definition that no claim for payment or performance thereof has been made) shall be permitted to be designated as, or remain, an Excluded Subsidiary, (5) immediately after giving effect to such designation, the Excluded Subsidiary EBITDA (including the Subsidiary being designated as an Excluded Subsidiary and its Subsidiaries) for the four (4) consecutive fiscal quarter period most recently ended prior to such date for which financial statements are available does not exceed seven and a half percent (7.5%) of the Consolidated EBITDA for such period; (6) no direct or indirect Subsidiary of W&D Multifamily may, at any time, be an Excluded Subsidiary and (7) no Subsidiary that itself or through any of its Subsidiaries owns, directly or indirectly, any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, a Credit Party may at any time be an Excluded Subsidiary. The designation of any Subsidiary as an Excluded Subsidiary shall constitute an

Investment by a Credit Party therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of each applicable Credit Party’s Investment therein.

(ii) If (A) at any time, any Subsidiary (including, without limitation, any Subsidiary identified in clause (a) of the definition of “Excluded Subsidiary”) ceases to meet the requirements applicable to Excluded Subsidiaries, including, without limitation, by virtue of the circumstances set forth in subclauses (A), (B) and (C) of, or items (3), (4), (6) or (7) of the proviso to, clause (i) of this Section 6.14(d) ceasing to apply to such Subsidiary, then such Subsidiary shall automatically and without further action cease to be an Excluded Subsidiary and the Borrower shall notify the Administrative Agent thereof and shall take all actions required by Section 6.14(a) with respect to such Subsidiary as if such Subsidiary were newly created on the date such requirements are no longer met or such circumstances cease to apply and (B) as of any fiscal quarter or Fiscal Year end, the Excluded Subsidiary EBITDA for the four (4) consecutive fiscal quarter period ending on such date exceeds seven and half percent (7.5%) of the Consolidated EBITDA for such period, the Borrower shall promptly (and in any event within five (5) Business Days of the required date of delivery of the financial statements for such fiscal quarter or Fiscal Year period pursuant to Section 6.1(a) or (b), as applicable) notify the Administrative Agent thereof (which notice shall identify one or more Excluded Subsidiaries that are to be joined as Credit Parties) and shall take all actions required by Section 6.14(a) with respect to such Subsidiary or Subsidiaries, as if such Subsidiary or Subsidiaries were newly created on date of such notice, such that immediately after giving effect to such redesignation the Excluded Subsidiary EBITDA for such period (determined on a pro forma basis after giving effect to such redesignation and joinder) shall cease to exceed seven and half percent (7.5%) of Consolidated EBITDA for such period. Upon the redesignation or reclassification of any Excluded Subsidiary pursuant to clauses (A) or (B) above, (x) all outstanding Indebtedness and Liens (if any) of such redesignated or reclassified Subsidiary shall be deemed to have been incurred by such Subsidiary on such date of redesignation or reclassification and (y) all outstanding Investments of such redesignated or reclassified Subsidiary shall be deemed to be an Investment of a Credit Party as of such date of redesignation or reclassification.

(e) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.14(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 6.14(a) or (b), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).

(f) Immaterial Subsidiaries. Notwithstanding the foregoing, solely in the case of any newly created or acquired Subsidiary that has de minimis operations and assets, (i) the Credit Parties shall not be required to provide the notice required under clause (a) of this Section until the earlier of (A) the capitalization of such Subsidiary or (B) the required date of delivery of the financial statements for the first Fiscal Year or fiscal quarter (as applicable) ended after the date of creation or acquisition of such Subsidiary, (ii) such Subsidiary shall, to the extent it satisfies all of the requirements of Section 6.14(d)(i) with respect to Excluded Subsidiaries, be deemed to be an Excluded Subsidiary without further action by the Borrower or any other Credit Party and (iii) the results of such Subsidiary’s operations (if any) shall be included in determining Excluded Subsidiary EBITDA and excluded in determining the Consolidated Adjusted EBITDA, in each case until such time as such Subsidiary is redesignated in accordance with Section 6.14(d)(ii).

SECTION 6.15 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Initial Term Loan (i) to pay in full all Indebtedness outstanding under the Existing Credit Agreement, (ii) pay Transaction Costs in connection with the Transactions, and (iii) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, share repurchases and Investments permitted hereunder.

(b) The Borrower shall use the proceeds of any Incremental Term Loan as permitted pursuant to Section 3.13, as applicable.

SECTION 6.16 Maintenance of Debt Ratings. Use commercially reasonable efforts to maintain Debt Ratings from both Moody’s and S&P.

SECTION 6.17 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) Furnish to the Administrative Agent at least thirty (30) days’ prior written notice of any change in: (i) any Credit Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Credit Party’s chief executive office, its principal place of business or any office in which it maintains books or records relating to Collateral owned by it; (iii) any Credit Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Credit Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Credit Parties agree that in connection with any change referred to in the preceding sentence to cooperate with the Administrative Agent in preparing and making all filings under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the Secured Parties.

(c) Cause the Secured Obligations to rank at least senior in priority of payment to all Subordinated Indebtedness and be designated as “Senior Indebtedness” (or the equivalent term) under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness.

SECTION 6.18 Post-Closing Items. Unless waived or the time periods are extended by the Administrative Agent in its sole discretion, execute and deliver the documents and complete the tasks set forth in Schedule 6.18, in each case within the time limits specified in such Schedule 6.18.

ARTICLE VII

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash and the Term Loan Commitments terminated, the Borrower and its Subsidiaries (other than Excluded Subsidiaries) will not:

SECTION 7.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) the Obligations;

(b) Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(c) Indebtedness existing on the Closing Date and listed on Schedule 7.1; and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to unpaid accrued interest and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension and (iii) any refinancing, refunding, renewal or extension of subordinated Indebtedness shall be (A) on subordination terms at least as favorable to the Lenders (B) no more restrictive on the Credit Parties than the subordinated Indebtedness being refinanced, refunded, renewed or extended and (C) in an amount not less than the amount outstanding at the time of such refinancing, refunding, renewal or extension;

(d) Indebtedness incurred in connection with Capital Lease Obligations and purchase money Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(e) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding;

(f) Guarantees with respect to Indebtedness of a Credit Party otherwise permitted by this Section (other than (i) Non-Recourse Indebtedness (except to the extent expressly permitted in clause (a) of the definition of Non-Recourse Indebtedness) and (ii) Indebtedness permitted by subsections (j) and (k) of this Section); provided that any Guarantees of Subordinated Indebtedness or other Indebtedness that is subordinated to the Obligations and/or the Secured Obligations, as the case may be, shall also be subordinated to the Obligations and/or the Secured Obligations, as the case may be, on the same basis as the Indebtedness being Guaranteed;

(g) unsecured intercompany Indebtedness:

(i) owed by any Credit Party to another Credit Party; and

(ii) owed by any Credit Party to any Excluded Subsidiary (provided that such Indebtedness shall be subordinated to the Secured Obligations in a manner reasonably satisfactory to the Administrative Agent);

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(j) so long as (i) no Default or Event of Default shall have occurred and be continuing or would result from the incurrence thereof at the time any lending commitment or increase therein is obtained (determined as if such commitment or increase was fully funded at such time) and (ii) the Borrower would be in compliance with the financial covenants set forth in Section 7.14 on a Pro Forma Basis at the time any lending commitment or increase therein is obtained (determined as if such commitment or increase was fully funded at such time), Indebtedness under any Permitted Warehousing Line or under any Permitted Warehouse Guarantee;

(k) Guarantees in the form of WDLLC’s or, as may be applicable, WD Capital’s respective loss sharing agreements with Fannie Mae or similar loss sharing agreements in favor of third party holders of Mortgage Loans originated or brokered by a Credit Party or an Excluded Subsidiary under a program or arrangement comparable to the loss sharing arrangements with Fannie Mae;

(l) Subordinated Indebtedness; provided, that in the case of each incurrence of such Subordinated Indebtedness, (i) the Administrative Agent shall have received satisfactory written evidence that the Borrower would be in compliance with the financial covenants set forth in Section 7.14 on a Pro Forma Basis immediately after giving effect to the issuance of any such Subordinated Indebtedness, (ii) no Default or Event of Default shall have occurred and be continuing or would result from the incurrence of such Subordinated Indebtedness, (iii) such Subordinated Indebtedness is not subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, reasonable and customary offers to repurchase upon a change of control or asset sale and acceleration rights after an event of default) or have a final maturity date, in either case prior to the date occurring one year following the Term Loan Maturity Date and, if applicable, one year after the latest maturity date of any then outstanding Incremental Term Loan, (iv) the indenture or other applicable agreement governing such Subordinated Indebtedness (including any related guaranties and any other related documentation) shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included) or cross-defaults (but may include cross-defaults at the final stated maturity thereof and cross-acceleration), (v) the terms of such Subordinated Indebtedness (including, without limitation, all covenants, defaults, guaranties and remedies, but excluding as to interest rate, call protection and redemption premiums), taken as a whole, are no more restrictive or onerous than the terms applicable to the Credit Parties under this Agreement and the other Loan Documents, (vi) such Subordinated Indebtedness shall not be recourse or guaranteed by any Person that is not a Credit Party and (vii) prior to the incurrence of such Subordinated Indebtedness Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of Borrower certifying as to compliance with the requirements of the preceding clauses (i) through (vi) above and containing calculations, in form and substance satisfactory to the Administrative Agent with respect to clause (i) above;

(m) unsecured contingent liabilities in respect of customary arrangements providing for indemnification, adjustment of purchase price, earnouts, non-compete, consulting, deferred compensation and similar obligations of any Credit Party incurred in connection with Permitted Acquisitions;

(n) [RESERVED];

(o) unsecured Indebtedness owing to any insurance company in the ordinary course of business in connection with the financing of any insurance premiums permitted by such insurance company; and

(p) Indebtedness of any Credit Party not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

SECTION 7.2 Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Loan Documents;

(b) Liens in existence on the Closing Date and described on Schedule 7.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 7.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 7.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed ninety (90) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the operation of the business of the Borrower or any of the other Credit Parties

(e) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(g) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Credit Parties;

(h) Liens securing Indebtedness permitted under Section 7.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness, and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(m) or securing appeal or other surety bonds relating to such judgments;

(j) (i) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to specific Property, (C) such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (E) the Indebtedness secured by such Liens is permitted under Section 7.1(e) of this Agreement);

(k) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of a Credit Party;

(l) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(m) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or the other Credit Parties or materially detract from the value of the relevant assets of the Borrower or the other Credit Parties or (ii) secure any Indebtedness;

(n) Liens on Permitted Warehouse Collateral securing Indebtedness under Permitted Warehousing Lines permitted pursuant to Section 7.1(j) and, as may be applicable (but without limiting the provisions of Section 5.13 and Section 7.1);

(o) without limiting the Agency Security Interests, Liens in favor of an Agency (or a custodian on behalf of such Agency) under the Agency Agreements;

(p) Liens on the Equity Interests issued by an Excluded Subsidiary to secure any Permitted Warehouse Guarantee with respect to Indebtedness of such Excluded Subsidiary; and

(q) Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed $2,500,000 at any time outstanding.

SECTION 7.3 Investments. Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion (consisting of a division, business line or unit) of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:

(a) (i) Investments existing on the Closing Date in Subsidiaries existing on the Closing Date;

(ii) Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 7.3; and

(iii) Investments made after the Closing Date by any Credit Party in any other Credit Party; and

(iv) Investments made after the Closing Date in Excluded Subsidiaries in an aggregate amount not to exceed, at any time outstanding, the sum of (A) $50,000,000 plus (B) an amount equal to (1) $50,000,000 minus (2) the aggregate amount of repurchases or redemptions of Equity Interests made by the Borrower pursuant to Section 7.6(c)(z), so long as no Default or Event or Default has occurred and is continuing or would result therefrom at the time of such Investment or immediately after giving effect thereto.

(b) Investments in the ordinary course of business in cash, Cash Equivalents and self-funded Mortgage Loans that are not subject to any Liens (other than Liens under the Loan Documents) or any restriction on the creation, incurrence, assumption or existence of Liens thereon;

(c) Investments by the Borrower or any other Credit Party consisting of Capital Expenditures not otherwise prohibited by this Agreement;

(d) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 7.2;

(e) Hedge Agreements permitted pursuant to Section 7.1;

(f) purchases of assets in the ordinary course of business;

(g) Investments by the Borrower or any Credit Party in the form of Permitted Acquisitions;

(h) Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $2,000,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(i) Investments in the form of Restricted Payments permitted pursuant to Section 7.6;

(j) Guarantees permitted pursuant to Section 7.1; and

(k) Investments not otherwise permitted pursuant to this Section in an aggregate amount at any time outstanding not to exceed the Available Amount, less the aggregate amount of Restricted Payments made pursuant to Section 7.6(d); so long as (i) the Consolidated Corporate Leverage Ratio, determined as of the most recent four consecutive fiscal quarter period ended prior to such Investment for which financial statements are available and calculated on a Pro Forma Basis after giving effect to such Investment, will not exceed 3.50 to 1.00, (ii) immediately prior to and immediately after giving pro forma effect to any such Investment, no Default or Event of Default shall have occurred and be continuing and (iii) prior to making such Investment, the Borrower shall have complied with Section 6.2(o).

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

SECTION 7.4 Fundamental Changes. Merge, consolidate or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) (i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.14 in connection therewith);

(b) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Subsidiary that is not a Credit Party at the time of such disposition, the consideration for such disposition shall not exceed the fair value of such assets;

(c) any Subsidiary of the Borrower may merge with or into the Person such Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including, without limitation, any Permitted Acquisition permitted pursuant to Section 7.3(g)); provided that in the case of any merger involving a Subsidiary that is a Domestic Subsidiary, (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.14 in connection therewith; and

(d) any Person may merge into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition permitted pursuant to Section 7.3(g); provided that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be (A) the Borrower (if a merger with the Borrower) or (B) such Subsidiary Guarantor or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor (if a merger with a Subsidiary Guarantor and not involving the Borrower) and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower.

SECTION 7.5 Asset Dispositions. Make any Asset Disposition except:

(a) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Credit Parties;

(b) non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Credit Parties;

(c) leases, subleases, licenses or sublicenses of real or personal property granted by the Credit Parties to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Credit Parties;

(d) Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 2.4(b) are complied with in connection therewith;

(e) Assets Dispositions in connection with transactions permitted by Section 7.4;

(f) Asset Dispositions in the ordinary course of business and substantially consistent with past practice of Mortgage Loans;

(g) Asset Dispositions in the form of a foreclosure by any Credit Party of the Lien securing any Mortgage Loan or the granting of a deed in lieu of such foreclosure (including any subsequent sale of the underlying property) in the ordinary course of business;

(h) Asset Dispositions in the form of the sale of all or any portion of the servicing rights arising under Servicing Contracts for Mortgage Loans being originated after the Closing Date in a manner consistent with any Credit Party’s ordinary operating practices so long as (i) after giving effect to such Asset Disposition and any optional prepayment of the Term Loans pursuant to Section 2.4 the Asset Coverage Ratio shall not be less than 2.00 to 1.00 on a Pro Forma Basis, (ii) before and immediately after giving effect to any such sale no Default or Event of Default shall have occurred and be continuing, (iii)(A) prior to any such sale, the applicable Agency or Investor, as the case may be, shall have delivered to the applicable Credit Party a written consent thereto (it being understood and agreed that such consent may be granted or withheld by such Agency or Investor, as applicable, in its sole discretion) and (2) such sale shall be effected in strict compliance with the applicable Agency Agreements or Investor Agreements, including, without limitation, the applicable Guides (as such term is defined in the Collateral Agreement) and (iv) such sale shall be entirely in cash and for fair market value (as determined by the Borrower in good faith);

(i) the termination of WDLLC’s servicing rights in connection with the sale of certain Mortgage Loans by Fannie Mae pursuant to that certain letter and notice of termination without cause from Fannie Mae to WDLLC dated December 19, 2013; and

(j) Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than seventy five percent (75%) in cash, (iii) after giving effect to such Asset Disposition and the required prepayment of the Term Loans pursuant to this clause (j), the Credit Parties shall be in compliance with the Asset Coverage Ratio set forth in Section 7.14(c) on a Pro Forma Basis, (iv) the aggregate fair market value of all property disposed of in reliance on this clause (j) shall not exceed $10,000,000 in any Fiscal Year and (v) the Net Cash Proceeds (if any) of such Asset Disposition shall be applied to prepay the Term Loans in accordance with Section 2.4(b).

SECTION 7.6 Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof (other than an Excluded Subsidiary), or make any distribution of cash, property or assets to the holders of shares of any Equity Interests of any Credit Party or any Subsidiary thereof (other than an Excluded Subsidiary) (all of the foregoing, the “Restricted Payments”) provided that:

(a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Credit Parties may pay dividends in shares of their own Qualified Equity Interests;

(b) any Subsidiary of the Borrower may pay cash dividends to the Borrower or any Subsidiary Guarantor (and, if applicable, to other holders of its outstanding Qualified Equity Interests on a pro rata basis);

(c) the Borrower may repurchase or redeem its Equity Interests (w) in connection with the “cashless” exercise of stock options or restricted stock awards solely to the extent that such Equity Interests represent all or a portion of the exercise price thereof, (x) that are deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers or employees of the Borrower or any Subsidiary under any stock option plan or other benefit plan or agreement for directors, officers and employees of the Borrower and its Subsidiaries to cover withholding tax obligations of such Persons in respect of such issuance, (y) in accordance with the Borrower’s rights or obligations under customary equity incentive plans or agreements for directors, officers and employees of the Borrower and its Subsidiaries in an aggregate amount not exceeding $5,000,000 per Fiscal Year or (z) so long as no Default or Event or Default has occurred and is continuing or would result therefrom and to the extent not otherwise expressly permitted in this Section in an aggregate amount, for the term of this Agreement, not to exceed $50,000,000 minus the aggregate amount of Investments made pursuant to Section 7.3(a)(iv)(B) that are outstanding at the time of such repurchase or redemption; and

(d) the Borrower may make additional Restricted Payments in an amount not to exceed the Available Amount, less the aggregate amount of Investments made pursuant to Section 7.3(k); so long as (i) immediately after giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith, the Consolidated Corporate Leverage Ratio, determined as of the most recent four consecutive fiscal quarter period ended prior to such Restricted Payment for which financial statements are available and calculated on a Pro Forma Basis will not exceed 3.50 to 1.00, (ii) immediately prior to and immediately after giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith no Default or Event of Default has occurred and is continuing and (iii) prior to the payment of such Restricted Payment, the Borrower shall have complied with Section 6.2(o).

SECTION 7.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Equity Interests in, or other Affiliate of, the Borrower or any other Credit Party or (b) any Affiliate of any such officer, director or holder, other than:

(i) transactions permitted by Sections 7.1, 7.3, 7.4, 7.5, 7.6 and 7.13;

(ii) transactions existing on the Closing Date and described on Schedule 7.7;

(iii) transactions among Credit Parties;

(iv) other transactions in the ordinary course of business (including servicing and corporate management transactions) on terms not less favorable to such Credit Party as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the applicable Credit Party;

(v) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and

(vi) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of any Credit Party in the ordinary course of business to the extent attributable to the ownership or operation of such Credit Party.

SECTION 7.8 Accounting Changes; Organizational Documents.

(a) Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP.

(b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders.

SECTION 7.9 Payments and Modifications of Subordinated Indebtedness.

(a) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b) Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Subordinated Indebtedness, except:

(i) refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 7.1(c), (g)(ii) or (l) and by any subordination provisions applicable thereto;

(ii) payments and prepayments of any Subordinated Indebtedness made solely with the proceeds of Qualified Equity Interests; and

(iii) the payment of interest, expenses and indemnities in respect of Subordinated Indebtedness incurred under Section 7.1(c), (g)(ii) or (l) (other than any such payments prohibited by any subordination provisions applicable thereto).

SECTION 7.10 No Further Negative Pledges; Restrictive Agreements.

(a) Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets (excluding the Equity Interests issued by any Excluded Subsidiary that are held by a Credit Party), whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.1(d) (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (iii) customary restrictions contained in the organizational documents of any Excluded Subsidiary as of the Closing Date and (iv) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien).

(b) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party to (i) pay dividends or make any other distributions to any Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Permitted Warehousing Lines and (C) Applicable Law.

(c) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party to (i) sell, lease or transfer any of its properties or assets to any Credit Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 7.1(d) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 7.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, (H) customary restrictions in any documentation governing a Permitted Warehousing Line or Material Contract restricting any sale, assignment, lease, conveyance, transfer or other disposition of all or any substantial part of a Credit Party’s business which would not prevent the granting of the Liens on the Collateral as contemplated by the Loan Documents, and (I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 7.11 Nature of Business. Engage in any business other than the business conducted by the Borrower and the other Credit Parties as of the Closing Date and business activities reasonably related or ancillary thereto.

SECTION 7.12 Amendments of Material Contracts. Amend, modify, waive or supplement (or permit modification, amendment, waiver or supplement of) any of the terms or provisions any Material Contract, in any respect which (a) would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder or (b) could reasonably be expected to have a Material Adverse Effect, in each case, without the prior written consent of the Administrative Agent. Without limiting the generality of the foregoing, subject to the provisions of Section 8.4, (i) nothing in this Agreement or any other Loan Document will prohibit or otherwise limit WDLLC or WD Capital from amending, restating, supplementing, modifying or waiving any default by an underlying obligor or related to the servicing of an underlying Mortgage Loan pursuant to any Agency Agreement if such prohibition or limitation could have a material adverse effect on the performance by WDLLC or WD Capital of any of its duties or obligations with respect to servicing of Mortgage Loans thereunder; and (ii) no provision of this Agreement or any other Loan Document will prohibit or otherwise limit WDLLC or WD Capital from consenting to or otherwise effecting or implementing any amendment, restatement, supplement or other modification to or of any applicable Agency Agreement consistent with modifications generally applicable to the subject Agency Agreements or to a seller/servicer thereunder, if such amendment, restatement supplement or other modification is required or requested by the applicable Agency; provided however, the foregoing shall not be deemed to or construed to modify, amend or limit the provisions of any of the Agency Consents.

SECTION 7.13 Sale Leasebacks. Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary (other than an Excluded Subsidiary) thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease.

SECTION 7.14 Financial Covenants.

(a) Consolidated Corporate Leverage Ratio. As of the last day of any fiscal quarter ending during the periods specified below, permit the Consolidated Corporate Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio
Closing Date through December 31, 2014	5.00 to 1.00
January 1, 2015 through December 31, 2015	4.75 to 1.00
January 1, 2016 to December 31, 2016	4.50 to 1.00
January 1, 2017 and thereafter	4.25 to 1.00

(b) Consolidated Corporate Interest Coverage Ratio. As of the last day of any fiscal quarter permit the Consolidated Corporate Interest Coverage Ratio to be less than 2.75 to 1.00.

(c) Asset Coverage Ratio. As of the last day of any fiscal quarter permit the Asset Coverage Ratio to be less than 1.50 to 1.00.

SECTION 7.15 Voting Agreements. Enter into any agreement or other arrangement that would provide any shareholder or group of shareholders owning fifty percent (50%) or less of the Equity Interests of the Borrower the ability to veto, control or otherwise direct the general corporate management or other fundamental actions of the Borrower in any manner that is adverse to the rights and interests of the Administrative Agent or the Lenders.

ARTICLE VIII

SPECIAL PROVISIONS REGARDING AGENCY MATTERS

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make the Term Loans, the Credit Parties hereby (x) represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder to the following and (y) agree that until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash and the Term Loan Commitments terminated it shall cause the following to occur:

SECTION 8.1 Special Representations, Warranties and Covenants Concerning Eligibility as Seller/Issuer and Service of Mortgage Loans. To the extent required in the conduct of its business each Credit Party is approved, qualified and in good standing as a lender, seller/servicer or issuer, as set forth below, and meets and shall meet all requirements applicable to: (i) its status as a Fannie Mae-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Fannie Mae under any Fannie Mae Program; (ii) its status as a Freddie Mac Program Plus seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Freddie Mac under any Freddie Mac Program; (iii) its status as a Ginnie Mae-approved issuer/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans, to be guaranteed by Ginnie Mae under any Ginnie Mae Program; (iv) its status as a FHA/HUD approved mortgagee and HUD MAP Lender with respect to Mortgage Loans under any FHA/HUD Program; and (v) its status as an approved seller/issuer/servicer of Mortgage Loans to be sold to or guaranteed by any other Investor pursuant to any program established under any Investor Agreement which is a Material Contract, as applicable.

SECTION 8.2 Special Representations, Warranties and Covenants Concerning Agency Agreements.

(a) Without limiting the provisions of Sections 5.12 and 6.12, no Credit Party is or will be in breach or in default in any material respect of, or under, any of the Fannie Mae Agreements, the Freddie Mac Agreements, the Ginnie Mae Agreements, the FHA/HUD Agreements, and/or any Investor Agreement which is a Material Contract, including, without limitation, as further provided in the Collateral Agreement.

(b) Without limiting the provisions of Section 6.12, each Credit Party shall perform and observe all the respective terms and provisions of each of the Fannie Mae Agreements, the Freddie Mac Agreements, the Ginnie Mae Agreements, the FHA/HUD Agreements, and any other Investor Agreement which is a Material Contract to be performed or observed by it in all material respects, and maintain each such Material Contract, including, without limitation, as further provided in each Collateral Agreement.

SECTION 8.3 Special Representation, Warranty and Covenant with respect to Fannie Mae Program Reserve Requirements.

(a) Each Credit Party will have met the Fannie Mae DUS Program requirements for lender reserves for each Fannie Mae DUS Mortgage Loan originated by it, at such time as required by Fannie Mae under the Fannie Mae DUS Program.

(b) Upon the occurrence and during the continuance of any Default or Event of Default, any and all reserves relating to Fannie Mae Program requirements for lender reserves returned or to be returned to any Credit Party, shall be applied to repayment of the Obligations in accordance with Section 9.4.

Nothing in this Agreement will limit (i) Fannie Mae’s rights to set reserve and capital requirements of any Credit Party, under the Fannie Mae Agreements and applicable Fannie Mae Guides or (ii) any Credit Party’s obligation to comply with such reserve and capital requirements. The foregoing provisions of this Section 8.3 are in addition to, and not in limitation of, the provisions of Section 8.2 and/or the provisions of the Collateral Agreement.

SECTION 8.4 Special Provisions Regarding Agency Collateral. With respect to the Pledged Equity Interests in WDLLC and WD Capital and the respective Agency Security Interests granted to Administrative Agent (for the benefit of Lenders) in the respective Agency Collateral relating to the respective Agency Designated Loans under the Collateral Agreement, each of Credit Parties, Administrative Agent and Lenders expressly acknowledge and agree as follows:

(a) Fannie Mae Collateral.

(i) The provisions of the Collateral Agreement, respecting the Pledged Equity Interest in WDLLC and WD Capital and the Fannie Mae Collateral, as set forth in Section 8.01 of the Collateral Agreement, are specifically incorporated herein by reference, including, without limitation, with respect to the terms, conditions, notice requirements, limitations, and agreements with respect to the Fannie Mae Security Interests granted to Administrative Agent (for the benefit of Lenders) in the Fannie Mae Collateral relating to the Fannie Mae Designated Loans under the Collateral Agreement; and

(ii) In providing its Agency Consent, Fannie Mae is relying fully, and such Agency Consent is conditioned, upon the terms and conditions of this Section 8.4(a), Section 7.12 and Section 9.7 hereof, and Section 8.01 of the Collateral Agreement.

(b) Freddie Mac Collateral

(i) The provisions of the Collateral Agreement, respecting the Pledged Equity Interest in WDLLC and WD Capital and the Freddie Mac Collateral, as set forth in Section 8.02 of the Collateral Agreement, are specifically incorporated herein by reference, including, without limitation, with respect to the terms, conditions, notice requirements, limitations, and agreements with respect to the Freddie Mac Security Interests granted to Administrative Agent (for the benefit of Lenders) in the Freddie Mac Collateral relating to the Freddie Mac Designated Loans under the Collateral Agreement; and

(ii) In providing its Agency Consent, Freddie Mac is relying fully, and such Agency Consent is conditioned, upon the terms and conditions of this Section 8.4(b), Section 7.12 and Section 9.8 hereof, and Section 8.02 of the Collateral Agreement

(c) Ginnie Mae Collateral.

(i) The provisions of the Collateral Agreement, respecting the Pledged Equity Interest in WDLLC and WD Capital and the Ginnie Mae Collateral, as set forth in Section 8.03 of the Collateral Agreement, are specifically incorporated herein by reference, including, without limitation, with respect to the terms, conditions, notice requirements, limitations, and agreements with respect to the Ginnie Mae Security Interests granted to Administrative Agent (for the benefit of Lenders) in the Ginnie Mae Collateral relating to the Ginnie Mae Designated Loans under the Collateral Agreement; and

(ii) In providing its Agency Consent, Ginnie Mae is relying fully, and such Agency Consent is conditioned, upon the terms and conditions of this Section 8.4(c), Section 7.12, and Section 9.9 hereof, and Section 8.03 of the Collateral Agreement.

ARTICLE IX

DEFAULT AND REMEDIES

SECTION 9.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Default in Payment of Principal of Loans. The Borrower or any Credit Party shall default in any payment of principal of any Term Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Term Loan or the payment of any other Obligation, and such default shall continue for a period of five (5) calendar days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 6.1, 6.2 (a) or (b), 6.3, 6.4, 6.6, 6.13, 6.14, 6.15, 6.17 or 6.18 or Articles VII or VIII.

(e) Default in Performance of Other Covenants and Conditions. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof.

(f) Indebtedness Cross-Default. Any Credit Party shall (i) default in the payment of (A) any Indebtedness under any Warehousing Line or (B) any Indebtedness (other than the Term Loans or any Warehousing Line) the aggregate principal amount, or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to (A) any Indebtedness under any Warehousing Line or (B) any Indebtedness (other than the Term Loans or any Warehousing Line) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, in each case, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(g) Other Cross-Defaults. Any Credit Party or any Subsidiary thereof (other than an Excluded Subsidiary) shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract, unless, but only as long as, the existence of any such default is being contested by such Credit Party or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Credit Party to the extent required by GAAP.

(h) Change in Control. Any Change in Control shall occur.

(i) Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof (other than an Excluded Subsidiary) shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof (other than an Excluded Subsidiary) in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof (other than an Excluded Subsidiary) or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(l) ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof (other than an Excluded Subsidiary) by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.

SECTION 9.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Term Loan Facility. Declare the principal of and interest on the Term Loans and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Term Loan Facility; provided, that upon the occurrence of an Event of Default specified in Section 9.1(i) or (j), the Term Loan Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 9.3 Rights and Remedies Cumulative; Non-Waiver; etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 3.6), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 3.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorneys’ fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorneys’ fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Term Loans and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

SECTION 9.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3 and 11.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3 and 11.3.

SECTION 9.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right (but not the obligation) to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent or its designee under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent or its designee (whether by judicial action or otherwise) in accordance with Applicable Law.

(b) Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

SECTION 9.7 Fannie Mae Limitations. Notwithstanding any provision of this Agreement or any Security Document to the contrary: (i) the provisions of Section 8.01 of the Collateral Agreement are specifically incorporated herein by reference; and (ii) the terms and conditions of Section 8.4(a) hereof and Section 8.01 of the Collateral Agreement shall at all times be applicable, including, without limitation, with respect to all limitations and requirements for consent by Fannie Mae therein contained.

SECTION 9.8 Freddie Mac Limitations. Notwithstanding any provision of this Agreement or any Security Document to the contrary: (i) the provisions of Section 8.02 of the Collateral Agreement are specifically incorporated herein by reference; and (ii) the terms and conditions of Section 8.4(b) hereof and Section 8.02 of the Collateral Agreement shall at all times be applicable, including, without limitation, with respect to all limitations and requirements for consent by Freddie Mac therein contained.

SECTION 9.9 Ginnie Mae Limitations. Notwithstanding any provision of this Agreement or any Security Document to the contrary: (i) the provisions of Section 8.03 of the Collateral Agreement are specifically incorporated herein by reference; and (ii) the terms and conditions of Section 8.4(c) hereof and Section 8.03 of the Collateral Agreement shall at all times be applicable, including, without limitation, with respect to all limitations and requirements for consent by Ginnie Mae therein contained.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank and on behalf of any Affiliate thereof which is a Hedge Bank or Cash Management Bank, each of which Affiliate shall in any event be deemed to have joined in such appointment by its acceptance of the benefits conferred to it herein and in the Security Documents) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender or other Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article X for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles X and XI (including Section 11.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers (including as collateral agent) hereunder or under any other Loan Document by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (b) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent or any such Related Party hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Related Party to any Lender. Without limiting the generality of the foregoing or any other provision of this Article X each of the Lenders hereby acknowledges that it has received and reviewed a copy of the Agency Consents (and, to the extent applicable, any consent or acknowledgment of an Agency in connection with an Incremental Term Loan) and agrees to be bound by the terms thereof as if a signatory thereto. Each Lender (and each assignee of a Lender that becomes a party hereto after the Closing Date) including in its capacity as a potential Hedge Bank or Cash Management Bank and on behalf of any Affiliate thereof which is a Hedge Bank or Cash Management Bank, hereby authorizes and directs the Administrative Agent to enter into the Agency Consents (and, to the extent applicable, any consent or acknowledgment of an Agency in connection with an Incremental Term Loan) on behalf of such Lender (or other Secured Parties) and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of any such Agency Consent (or other consent or acknowledgement, as the case may be). Each Affiliate of a Lender shall in any event be deemed to have by its acceptance of the benefits conferred to it herein and in the Security Documents agreed to the provisions of this Section 10.7.

SECTION 10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 10.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 11.2;

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 7.2(h); and

(iii) to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Collateral Agreement pursuant to this Section 10.9. In each case as specified in this Section 10.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 7.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 10.10 Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Walker & Dunlop, Inc.

7501 Wisconsin Avenue, Suite 1200E

Bethesda, MD 20814

Attention of: Stephen P. Theobald

Telephone No.: (301) 215-5575

Facsimile No.: (301) 500-1223

E-mail: STheobald@walkerdunlop.com

With copies to:

Walker & Dunlop, Inc.

7501 Wisconsin Avenue, Suite 1200E

Bethesda, MD 20814

Attention of: Richard M. Lucas

Telephone No.: (301) 634-2146

Facsimile No.: (301) 500-1223

E-mail: RLucas@walkerdunlop.com

and

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103-2921

Attention of: Michael J. Pedrick

Telephone No.: (215) 963-4808

Facsimile No.: (215) 963-5001

E-mail: mpedrick@morganlewis.com

If to Wells Fargo as Administrative Agent:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Boulevard

Charlotte, North Carolina 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2703

Facsimile No.: (704) 590-3481

With copies to:

Wells Fargo Bank, National Association

150 East 42nd Street, 40th Floor

New York, New York 10017

Attention of: Julius R. Zamora

Telephone No.: (917) 260-1539

Facsimile No.: (917) 260-1593

E-mail: Julius.R.Zamora@wellsfargo.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth in Section 11.1(a), or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Term Loans will be disbursed.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Lenders by posting the Borrower Materials on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 11.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) increase the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 9.2) or the amount of Term Loans of any Lender, in any case, without the written consent of such Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (it being understood that a waiver of a mandatory prepayment under Section 2.4(b) shall only require the consent of the Required Lenders) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (ii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.1(b) during the continuance of an Event of Default;

(d) change Section 3.6 or Section 9.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) change Section 2.4(b)(v) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(f) except as otherwise permitted by this Section 11.2 change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.4), in each case, without the written consent of each Lender;

(h) release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from the Collateral Agreement (other than as authorized in Section 10.9), without the written consent of each Lender; or

(i) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 10.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) each of the Engagement Letter and the Administrative Agent’s Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Term Loans or Term Loan Commitments of a particular Class (but not the Lenders holding Term Loans or Term Loan Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereunder under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (iv) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 11.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 3.13 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Term Loan Commitments or outstanding Incremental Term Loans in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Term Loan Commitment or any increase in any Lender’s pro rata share of any Class, in each case, without the written consent of such affected Lender.

SECTION 11.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket fees, expenses and disbursements incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Term Loan Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of (x) any counsel for the Administrative Agent or any Lender and (y) any counsel for the Lenders, which solely in the case of this clause (y) and absent an actual or perceived conflict of interest shall be limited to one primary counsel to the Lenders plus one local counsel to the Lenders in each relevant jurisdiction and in the case of an actual or perceived conflict of interest by any of the aforementioned counsel, one additional such counsel to each group of affected Lenders, similarly situated), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent or attorney-in-fact thereof), the Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the

Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Term Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent or attorney-in-fact thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Term Loans at such time, or if the Term Loans have been reduced to zero, then based on such Lender’s share of the Term Loans immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender). The obligations of the Lenders under this clause (c) are subject to the provisions of Section 3.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 11.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of its respective Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 11.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent or any Lender exercises its right of set off or the Administrative Agent receives any payment or proceeds of the Collateral which payments, set-off amounts or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party (including pursuant to any settlement) under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent or as through such set-off had not been made, as applicable.

SECTION 11.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 11.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and/or the Term Loans at the time owing to it (in each case with respect to any Class) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Class assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate classes on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the assignment is made in connection with the primary syndication of the Term Loan Facility and during the period commencing on the Closing Date and ending on the date that is ninety (90) days following the Closing Date; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Term Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10, 3.11 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void.)

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amounts of (and stated interest on) the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 11.2(a), (b), (c) or (d) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 (subject to the requirements and limitations therein, including the requirements under Section 3.11(g) (it being understood that the documentation required under Section 3.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.10 or 3.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.10 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Term Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Term Loan Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan Facility, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates, (l) to the extent that such information is independently developed by such Person, or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any

Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 11.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Term Loan Commitments remain in effect or the Term Loan Facility has not been terminated.

SECTION 11.13 Survival.

(a) All representations and warranties set forth in Articles V and VIII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 11.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 11.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Term Loan Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 11.18 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act.

SECTION 11.19 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VI, VII or VIII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI, VII or VIII, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VI, VII or VIII.

SECTION 11.20 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

WALKER & DUNLOP, INC., as Borrower

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President, Chief Financial Officer & Treasurer

Walker & Dunlop, Inc.

Credit Agreement

Signature Page

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Julius R. Zamora
Name:	Julius R. Zamora
Title:	Vice President

Walker & Dunlop, Inc.

Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Peter Daniel
Name:	Peter Daniel
Title:	Director

Walker & Dunlop, Inc.

Credit Agreement

Signature Page

EXHIBIT A

to

Credit Agreement

dated as of December 20, 2013

by and among

Walker & Dunlop, Inc.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF TERM LOAN NOTE

TERM LOAN NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, WALKER & DUNLOP, INC., a Maryland corporation (the “Borrower”), promises to pay to              (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of              DOLLARS ($            ) or, if less, the unpaid principal amount of all Term Loans made by the Lender pursuant to that certain Credit Agreement, dated as of December 20, 2013 (the “Credit Agreement”) by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Term Loan Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 3.1 of the Credit Agreement. All payments of principal and interest on this Term Loan Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The Indebtedness evidenced by this Term Loan Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term Loan Note.

IN WITNESS WHEREOF, the undersigned has executed this Term Loan Note under seal as of the day and year first above written.

WALKER & DUNLOP, INC.

By:
Name:
Title:

EXHIBIT B

to

Credit Agreement

dated as of December 20, 2013

by and among

Walker & Dunlop, Inc.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Wells Fargo Bank, National Association,

as Administrative Agent

150 East 42nd Street, 40th Floor

New York, New York 10017

Attention: Corporate Trust Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.2 of the Credit Agreement dated as of December 20, 2013 (the “Credit Agreement”), by and among Walker & Dunlop, Inc., a Maryland corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby requests that the Lenders make [the Initial Term Loan][an Incremental Term Loan] to the Borrower in the aggregate principal amount of $            . (Complete with an amount in accordance with Section 2.2 or Section 3.13, as applicable, of the Credit Agreement.)

2. The Borrower hereby requests that such Term Loan(s) be made on the following Business Day:             . (Complete with a Business Day in accordance with Section 2.2 of the Credit Agreement for the Initial Term Loan or Section 3.13 of the Credit Agreement for an Incremental Term Loan).

3. The Borrower hereby requests that such Term Loan(s) bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Term Loan[1]	Interest Rate	Interest Period (LIBOR Rate only)

[Base Rate or LIBOR Rate][2]

[1]	Complete with the Dollar amount of that portion of the overall Term Loan requested that is to bear interest at the selected interest rate and/or Interest Period (e.g., for a $20,000,000 loan, $5,000,000 may be requested at Base Rate, $8,000,000 may be requested at LIBOR with an interest period of three months and $7,000,000 may be requested at LIBOR with an interest period of one month).
[2]	Complete with the Base Rate or the LIBOR Rate for the Initial Term Loan or any Incremental Term Loan.

4. The aggregate principal amount of all Term Loans outstanding as of the date hereof (including the Term Loan(s) requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5. All of the conditions applicable to the Term Loan(s) requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Term Loan.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

WALKER & DUNLOP, INC.

By:
Name:
Title:

EXHIBIT C

to

Credit Agreement

dated as of December 20, 2013

by and among

Walker & Dunlop, Inc.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Wells Fargo Bank, National Association,

as Administrative Agent

150 East 42nd Street, 40th Floor

New York, New York 10017

Attention: Corporate Trust Services

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(a) of the Credit Agreement dated as of December 20, 2013 (the “Credit Agreement”), by and among Walker & Dunlop, Inc., a Maryland corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]:             . (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)

2. The Term Loan(s) to be prepaid consist of: [check each applicable box]

☐	the Initial Term Loan

☐	an Incremental Term Loan

3. The Borrower shall repay the above-referenced Term Loans on the following Business Day:             . (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

WALKER & DUNLOP, INC.

By:
Name:
Title:

EXHIBIT D

to

Credit Agreement

dated as of December 20, 2013

by and among

Walker & Dunlop, Inc.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Wells Fargo Bank, National Association,

as Administrative Agent

150 East 42nd Street, 40th Floor

New York, New York 10017

Attention: Corporate Trust Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 3.2 of the Credit Agreement dated as of December 20, 2013 (the “Credit Agreement”), by and among Walker & Dunlop, Inc., a Maryland corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Term Loan to which this Notice relates is [the Initial Term Loan] [an Incremental Term Loan]. (Delete as applicable.)

2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

Outstanding principal balance:	$

Principal amount to be converted:	$

Requested effective date of conversion:

Requested new Interest Period:

☐	Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

Outstanding principal balance:	$

Principal amount to be converted:	$

Last day of the current Interest Period:

Requested effective date of conversion:

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

Outstanding principal balance:	$

Principal amount to be continued:	$

Last day of the current Interest Period:

Requested effective date of continuation:

Requested new Interest Period:

3. The aggregate principal amount of all Term Loans outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

WALKER & DUNLOP, INC.

By:
Name:
Title:

EXHIBIT E

to

Credit Agreement

dated as of December 20, 2013

by and among

Walker & Dunlop, Inc.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

Dated as of:

The undersigned, on behalf of Walker & Dunlop, Inc., a Maryland corporation (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1. This certificate is delivered to you pursuant to Section 6.2 of the Credit Agreement dated as of December 20, 2013 (the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of                      and for the                      period[s] (the “Applicable Period”) then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated[, subject to normal year-end adjustments and the absence of footnotes]1.

3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as of the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4. As of the date of this certificate, the calculations determining the Consolidated Corporate Leverage Ratio, Consolidated Corporate Interest Coverage Ratio, Asset Coverage Ratio and the Applicable Margin are set forth on Schedules 1 and 2 (in each case as of the “Statement Date” set forth therein), the Borrower and its Subsidiaries (other than Excluded Subsidiaries) are in compliance with the financial covenants contained in Section 7.14 of the Credit Agreement as of the Statement Date reflected in such schedules and the Borrower and its Subsidiaries (other than Excluded Subsidiaries) are in compliance with the other covenants and restrictions contained in the Credit Agreement.

5. Attached as Schedule 3 hereto is (a) a list of all Subsidiaries of the Borrower that identifies each Excluded Subsidiary and the Consolidated EBITDA of such Excluded Subsidiary and its Subsidiaries on a stand-alone basis (determined as if all references in the definition of “Consolidated EBITDA” and any definitions used therein to “Borrower and its Subsidiaries” refer to such Excluded Subsidiary and its Subsidiaries), and (b) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Excluded Subsidiaries from the related consolidated financial statements.

6. A list of all new Material Contracts entered into during the most recently ended fiscal quarter is attached on Schedule 4 hereto.

[1]	Include bracketed language only for delivery with the unaudited financial statements for the first three fiscal quarters of any fiscal year. Delete for delivery with audited financial statements.

7. A list of all changes in the locations of any Credit Party’s office or facility at which Collateral with a fair market value of $500,000 or more is located (including the establishment of any such new office or facility) that occurred during the most recently ended fiscal quarter is attached on Schedule 5 hereto.

[8. Attached on Schedules 6 and 7 hereto is a current calculation of Excess Cash Flow for the Applicable Period and a current calculation of the Available Amount]2

[Signature Page Follows]

[2]	Include only with Compliance Certificates accompanying audited financial statements commencing December 31, 2014.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Compliance Certificate as of the day and year first written above.

WALKER & DUNLOP, INC.

By:
Name:
Title:	[Chief Executive Officer][Chief Financial Officer] [Treasurer] [Controller]

Schedule 1

to

Officer’s Compliance Certificate

For the Quarter/Year ended                      (the “Statement Date”)

I.	Section 7.14(a) - Maximum Consolidated Corporate Leverage Ratio

	A.	Consolidated Corporate Indebtedness as of the Statement Date:

		1.	Indebtedness of the Credit Parties:		$

		2.	Non-Recourse Indebtedness (to the extent not constituting Permitted Warehouse Guarantees or Warehousing Lines):		$

		3.	Permitted Warehouse Guarantees that are not Excess Permitted Warehouse Guarantees:

			a.	Permitted Warehouse Guarantees:	$

			b.	Realizable Value of assets securing Permitted Warehouse Guarantees referred to in Line I.A.3.a:	$

			c.	Lesser of Line I.A.3.a and Line I.A.3.b:	$

		4.	Permitted Warehousing Lines:

			a.	Indebtedness under Warehousing Lines:	$

			b.	Realizable Value of Permitted Warehouse Collateral securing Indebtedness referred to in Line I.A.4.a:	$

			c.	Lesser of Line I.A.4.a and Line I.A.4.b:	$

		5.	Trade payables incurred in the ordinary course on customary trade terms:		$

		6.	Sum of Lines I.A.2, I.A.3.c, I.A.4.c and I.A.5:		$

		7.	Consolidated Corporate Indebtedness (Line I.A.1 – Line I.A.6):		$

	B.	Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to the Statement Date (the “Measurement Period”) (see Schedule 2):			$

	C.	Line I.A.7 divided by Line I.B:				to 1.00

	D.	Maximum permitted Consolidated Corporate Leverage Ratio as set forth in Section 7.14(a) of the Credit Agreement:

Period	Maximum Ratio
Closing Date through December 31, 2014	5.00 to 1.00
January 1, 2015 through December 31, 2015	4.75 to 1.00
January 1, 2016 to December 31, 2016	4.50 to 1.00
January 1, 2017 and thereafter	4.25 to 1.00

E.	In Compliance?	Yes/No

II.	Section 7.14(b) - Minimum Consolidated Corporate Interest Coverage Ratio

	A.	Consolidated Adjusted EBITDA for the Measurement Period (see Line I.B):		$

	B.	Consolidated Corporate Interest Expense for the Measurement Period:

		1.	interest expense for such period (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements):	$

		2.	interest expense for such period with respect to Non-Recourse Indebtedness:	$

		3.	interest expense for such period with respect to Permitted Warehousing Lines not otherwise constituting Non-Recourse Indebtedness:	$

		4.	Consolidated Corporate Interest Expense (Line II.B.1 – Line II.B.2 – Line II.B.3):	$

	C.	Line II.A divided by Line II.B.4:			to 1.00

	D.	Minimum permitted Consolidated Corporate Interest Coverage Ratio as set forth in Section 7.14(b) of the Credit Agreement:			2.75 to 1.00

	E.	In Compliance?			Yes/No

III.	Section 7.14(c) – Minimum Asset Coverage Ratio

	A.	Appraised Value of all Qualifying Mortgage Servicing Rights of WDLLC and WD Capital as of the Statement Date:		$

	B.	Consolidated Corporate Indebtedness as of the Statement Date (see Line I.A.7):		$

	C.	Line III.A divided by Line III.B:			to 1.00

	D.	Minimum permitted Asset Coverage Ratio as set forth in Section 7.14(c) of the Credit Agreement:			1.50 to 1.00

	E.	In Compliance?			Yes/No

IV.	Applicable Margin

	A.	Consolidated Corporate Leverage Ratio (see Line I.C):	to 1.00

	B.	Applicable Margin:

Consolidated Corporate Leverage Ratio	LIBOR Rate Loans	Base Rate Loans
If greater than 2.50 to 1.00	4.50%	3.50%
If less than or equal to 2.50 to 1.00	4.25%	3.25%

Schedule 2

to

Officer’s Compliance Certificate

	Consolidated Adjusted EBITDA	Quarter 1 ended / /	Quarter 2 ended / /	Quarter 3 ended / /	Quarter 4 ended / /	Total (Quarters 1-4)
(1)	Consolidated Corporate Net Income for such period

(2)	The following amounts, without duplication, to the extent deducted in determining Consolidated Corporate Net Income for such period:

(a) income and franchise taxes payable

(b) Consolidated Corporate Interest Expense

(c)    amortization, depreciation and other non cash charges (including any non-cash charges with respect to the write-off of Servicing Contracts (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future))

(d) extraordinary losses (excluding extraordinary losses from discontinued operations)

(e)    provisions for at-risk sharing obligations related solely to Fannie Mae DUS Mortgage Loans pursuant to the Fannie Mae DUS Program or any comparable loss sharing arrangement permitted pursuant to Section 7.1(j) of the Credit Agreement in an aggregate amount not to exceed ten percent (10%) of Consolidated Adjusted EBITDA for the Measurement Period (determined without reference to this section (e))

(f) Transaction Costs

	Consolidated Adjusted EBITDA	Quarter 1 ended / /	Quarter 2 ended / /	Quarter 3 ended / /	Quarter 4 ended / /	Total (Quarters 1-4)
(3)	Line (2)(a) plus Line (2)(b) plus Line (2)(c) plus Line (2)(d) plus Line (2)(e) plus Line (2)(f)

(4)	The following amounts, without duplication, to the extent included in computing Consolidated Corporate Net Income for such period:

(a) interest income on cash or Cash Equivalents and other financing activities outside the ordinary course of business

(b) any extraordinary gains

(c) non-cash gains or non-cash items increasing Consolidated Corporate Net Income

(d) capitalized amounts attributable to origination of Servicing Contract rights

(e) cash loan loss expenses not otherwise deducted or excluded from the determination of Consolidated Corporate Net Income

(5)	Line (4)(a) plus Line (4)(b) plus Line (4)(c) plus Line (4)(d) plus Line (4)(e)

(6)	Pro Forma Basis Adjustments to Consolidated Adjusted EBITDA, if applicable[1]

(7)	Total (Line (1) plus Line (3) less Line (5) plus or minus, as applicable, Line (6))

[1]	“Pro Forma Basis” see definition in footnote 1 on Schedule 3.

Schedule 3

to

Officer’s Compliance Certificate1

Excluded Subsidiary list and related Consolidating Financial Statements

[List all Excluded Subsidiaries as of the Statement Date]

	Consolidated EBITDA	Quarter 1 ended / /	Quarter 2 ended / /	Quarter 3 ended / /	Quarter 4 ended / /	Total (Quarters 1-4)
(1)	Consolidated Net Income for such period

(2)	The following amounts, without duplication, to the extent deducted in determining Consolidated Net Income for such period:

(a) income and franchise taxes payable

(b) Consolidated Interest Expense

(c)    amortization, depreciation and other non cash charges (including any non-cash charges with respect to the write-off of Servicing Contracts (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future))

(d) extraordinary losses (excluding extraordinary losses from discontinued operations)

(e)    provisions for at-risk sharing obligations related solely to Fannie Mae DUS Mortgage Loans pursuant to the Fannie Mae DUS Program or any comparable loss sharing arrangement permitted pursuant to Section 7.1(j) of the Credit Agreement, but only to the extent permitted to be added back in determining Consolidated Adjusted EBITDA for the Measurement Period pursuant to clause (b)(v) of the definition of Consolidated Adjusted EBITDA

(f) Transaction Costs

[1]	For purposes of this schedule all references to “Borrower and its Subsidiaries” (including any such references in any defined terms used herein) shall mean “Excluded Subsidiaries and their respective Subsidiaries”.

	Consolidated EBITDA	Quarter 1 ended / /	Quarter 2 ended / /	Quarter 3 ended / /	Quarter 4 ended / /	Total (Quarters 1-4)
(3)	Line (2)(a) plus Line (2)(b) plus Line (2)(c) plus Line (2)(d) plus Line (2)(e) plus Line (2)(f)

(4)	The following amounts, without duplication, to the extent included in computing Consolidated Net Income for such period:

(a) interest income on cash or Cash Equivalents and other financing activities outside the ordinary course of business

(b) any extraordinary gains

(c) non-cash gains or non-cash items increasing Consolidated Net Income

(d) capitalized amounts attributable to origination of Servicing Contract rights

(e) cash loan loss expenses not otherwise deducted or excluded from the determination of Consolidated Net Income

(5)	Line (4)(a) plus Line (4)(b) plus Line (4)(c) plus Line (4)(d) plus Line (4)(e)

(6)	Pro Forma Basis Adjustments to Consolidated EBITDA, if applicable[2]

(7)	Totals (Line (1) plus Line (3) less Line (5) plus or minus, as applicable, Line (6))

[2]	“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA or Consolidated Adjusted EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a) all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(b) non-recurring costs, extraordinary expenses and other pro forma adjustments attributable to such Specified Transaction may be included to the extent that such costs, expenses or adjustments:

(i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent;

(ii) are calculated on a basis consistent with GAAP and Regulation S-X of the Exchange Act;

(iii) represent less than ten percent (10%) of Consolidated EBITDA or Consolidated Adjusted EBITDA, as the case may be (determined without giving effect to this clause (b)); and

(iv) are approved by the Administrative Agent;

provided that the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or Consolidated Adjusted EBITDA or clause (a) above, as the case may be.

“Specified Disposition” means (i) any disposition of all or substantially all of the assets or Equity Interests of any Subsidiary of the Borrower or any division, business unit, product line or line of business or (ii) any Asset Disposition made pursuant to Sections 7.5(h) or (j) of the Credit Agreement.

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition and (c) the Transactions.

Schedule 4

to

Officer’s Compliance Certificate

[Material Contracts List]

Schedule 5

to

Officer’s Compliance Certificate

[Changes in Locations]

Schedule 6

to

Officer’s Compliance Certificate

Excess Cash Flow calculation:

(1)	Excess Cash Flow for the Fiscal Year of the Borrower:

	(a)	Consolidated Corporate Net Income for such Fiscal Year:	$

	(b)	amount of all non-cash charges to the extent deducted in determining Consolidated Corporate Net Income for such Fiscal Year:	$

	(c)	decreases in Working Capital for such Fiscal Year:	$

	(d)	Line (1)(a) plus Line (1)(b) plus Line (1)(c):	$

	(e)	aggregate amount of cash (i) actually paid by the Credit Parties during such Fiscal Year on account of Capital Expenditures and Permitted Acquisitions and (ii) other Investments and Restricted Payments made during such Fiscal Year (other than to the extent any such Capital Expenditures, Permitted Acquisition or other Investment or Restricted Payment that was made or is expected to be made with the proceeds of Indebtedness, any issuance of Equity Interests, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Adjusted EBITDA or utilizing the Available Amount in accordance with Sections 7.3(k) or 7.6(d) of the Credit Agreement):	$

	(f)	aggregate amount of all scheduled principal payments or repayments of Indebtedness of any Credit Party (other than mandatory prepayments of Term Loans) made in cash by the Credit Parties during such Fiscal Year, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness:	$

	(g)	amount of all non-cash credits and other non-cash items, in each case, to the extent included in determining Consolidated Corporate Net Income for such Fiscal Year (including capitalized amounts attributable to origination of the Servicing Contract rights):	$

	(h)	increases in Working Capital for such Fiscal Year:	$

	(i)	Line (1)(e) plus Line (1)(f) plus Line (1)(g) plus Line (1)(h):	$

	(j)	Line (1)(d) minus Line (1)(i):	$

Schedule 7

to

Officer’s Compliance Certificate

Available Amount calculation:

(1)	100% of the cumulative amount of Excess Cash Flow for the Fiscal Year of the Borrower not prepaid pursuant to Section 2.4(b)(iv) of the Credit Agreement:

	(a) Excess Cash Flow for the Fiscal Year of the Borrower (see Schedule 5):	$

	(b) Line (1)(a) multiplied by the applicable ECF Percentage:[1]	$

	(c) aggregate amount of cash used for optional prepayments of Term Loans during such Fiscal Year:	$

	(d) Mandatory prepayment under Section 2.4(b)(iv) of the Credit Agreement (Line (1)(b) minus Line (1)(c)):	$

	(e) Excess Cash Flow not required to be prepaid under Section 2.4(b)(iv) of the Credit Agreement (Line (1)(a) minus Line (1)(d)):	$

(2)	Net Cash Proceeds of any Equity Issuance:	$

(3)	voluntary prepayments of Term Loans to the extent resulting in a reduction of the amount required to be prepaid in any Fiscal Year in accordance with Section 2.4(b)(iv) of the Credit Agreement (enter amount from Line (1)(c)):	$

(4)	aggregate amount of Investments made pursuant to Section 7.3(k) of the Credit Agreement:	$

(5)	aggregate amount of Restricted Payments made pursuant to Section 7.6(d) of the Credit Agreement:	$

(6)	Total $50,000,000 plus Line (1)(e) plus Line (2) minus Line (3) minus Line (4) minus Line (5):	$

[1]	“ECF Percentage” means, for any Fiscal Year, (a) 50%, if the Consolidated Corporate Leverage Ratio as of the last day of such Fiscal Year is greater than 2.75 to 1.00, (b) 25%, if the Consolidated Corporate Leverage Ratio as of the last day of such Fiscal Year is greater than 2.00 to 1.00, but less than or equal to 2.75 to 1.00 and (c) 0%, if the Consolidated Corporate Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.00 to 1.00.

EXHIBIT F

to

Credit Agreement

dated as of December 20, 2013

by and among

Walker & Dunlop, Inc.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”). [It is understood and agreed that the rights and obligations of the Assignees2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrower:	Walker & Dunlop, Inc.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of December 20, 2013 among Walker & Dunlop, Inc., a Maryland corporation, as Borrower, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

[1]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[2]	Select as appropriate.
[3]	Include bracketed language if there are multiple Assignees.

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	][4]

[Remainder of Page Intentionally Left Blank]

[4]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                          , 2         [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and][5] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to:][6]

WALKER & DUNLOP, INC., as Borrower

By:
Name:
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. May also use a Master Consent.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a Master Consent.

SCHEDULE 1

to Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[1]	Aggregate Amount of Term Loan Commitment/ Term Loans for all Lenders[2]	Amount of Term Loan Commitment/ Term Loans Assigned[3]	Percentage Assigned of Term Loan Commitment/ Term Loans[4]		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

[NAME OF ASSIGNEE][5]
[and is an Affiliate/Approved Fund of [identify Lender]6]

By:
Title:

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Agreement (e.g. “Term Loan Commitment,” etc.)
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Term Loan Commitment/Term Loans of all Lenders thereunder.
[5]	Add additional signature blocks, as needed.
[6]	Select as appropriate.

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 11.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to [Section 4.1] [Section 6.1]1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and

[1]	Update as necessary to refer to appropriate Financial Statement delivery Section in Credit Agreement.

other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G-1

to

Credit Agreement

dated as of December 20, 2013

by and among

Walker & Dunlop, Inc.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(NON-PARTNERSHIP FOREIGN LENDERS)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 20, 2013 (the “Credit Agreement”), by and among Walker & Dunlop, Inc., a Maryland corporation, as Borrower (the “Borrower”), the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or any successor form). By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20

EXHIBIT G-2

to

Credit Agreement

dated as of December 20, 2013

by and among

Walker & Dunlop, Inc.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(NON-PARTNERSHIP FOREIGN PARTICIPANTS)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 20, 2013 (the “Credit Agreement”), by and among Walker & Dunlop, Inc., a Maryland corporation, as Borrower (the “Borrower”), the lenders who are or may become party a thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or any successor form). By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                 , 20

EXHIBIT G-3

to

Credit Agreement

dated as of December 20, 2013

by and among

Walker & Dunlop, Inc.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN PARTICIPANT PARTNERSHIPS)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 20, 2013 (the “Credit Agreement”), by and among Walker & Dunlop, Inc., a Maryland corporation, as Borrower (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN (or any successor form) or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or any successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20

EXHIBIT G-4

to

Credit Agreement

dated as of December 20, 2013

by and among

Walker & Dunlop, Inc.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN LENDER PARTNERSHIPS)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 20, 2013 (the “Credit Agreement”), by and among Walker & Dunlop, Inc., a Maryland corporation, as Borrower (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN (or any successor form) or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or any successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20

Schedule 1.1

Fannie Mae Agreements

Walker & Dunlop Capital, LLC Agreements

1.	Pre-Commitment Review Aggregation Agreement dated March 26, 1999 under name of Continental Wingate.

2.	Post-Commitment Aggregation Agreement dated March 26, 1999 under name of Continental Wingate.

3.	Transfer Agreement dated as of October 31, 2011 among Citibank, CWCapital LLC and Fannie Mae.

4.	Mortgage Loan Servicing Agreement dated as of October 31, 2011 between Fannie Mae and CWCapital LLC.

5.	First Amendment to Mortgage Servicing and Related Assets Purchase and Sale Agreement, dated October 31, 2011, between Citibank and CWCapital LLC.

6.	Credit Support and Collateral Pledge Agreement (100% Recourse Pool) dated as of October 31, 2011 among Fannie Mae, CWCapital LLC, Citibank, and US Bank.

7.	Amended and Restated Credit Support and Collateral Pledge Agreement (1% Top Loss Pool) dated as of October 31, 2011 among Fannie Mae, CWCapital LLC, Citibank, N.A. and U.S. Bank, National Association

8.	Interim Servicing Agreement dated as of October 31, 2011 between Citibank and CWCapital LLC.

9.	Assignment and Assumption Agreement dated as of October 31, 2011 between Citibank and CWCapital LLC.

10.	Bill of Sale dated as of October 31, 2011 between Citibank and CWCapital LLC.

11.	Mortgage Servicing and Related Assets Purchase and Sale Agreement dated as of October 31, 2011 between CWCapital LLC and Citibank, N.A.

12.	First Amendment to Transfer Agreement dated as of November 18, 2011 among Citibank, N.A., CWCapital LLC and Fannie Mae.

13.	Mortgage Loan Sub-Servicing Agreement between CWCapital LLC and CWCapital Asset Management LLC dated December 19, 2011.

14.	Termination Letter of selling rights only, indicating outstanding aggregation loans were still being serviced, dated June 20, 2011 from Fannie Mae to CWCapital LLC.

15.	Consent to Subservicing dated May 30, 2012.

Walker & Dunlop, LLC Agreements

1.	Pre-Commitment Review Aggregation Agreement, dated as of January 23, 1997, between Fannie Mae and Green Park Financial Limited Partnership, as to servicing only.

2.	Pre-Commitment Review Aggregation Agreement, February 21, 1997, between Fannie Mae and Investment Property Mortgage, L.L.C., as to servicing only.

3.	Post-Commitment Aggregation Agreement, dated as of November 12, 1997, between Fannie Mae and Green Park Financial Limited Partnership, as to servicing only.

4.	Subservicing Agreement, dated as of November 14, 1997, between Fannie Mae and Investment Property Mortgage, L.L.C.

5.	Sub-Servicing Agreement, dated as of November 19, 1997, between Fannie Mae and Green Park Financial Limited Partnership.

6.	Consent to Transfer of Servicing, dated as of November 18, 1998, by Fannie Mae, and Investment Property Mortgage, L.L.C.

7.	Transfer Agreement, dated as of January 30, 2009, by Fannie Mae, Green Park Financial Limited Partnership, Walker & Dunlop, Inc., Column Guaranteed LLC, and Walker & Dunlop, LLC.

8.	Mortgage Selling and Servicing Contract, dated January 30, 2009.

9.	Delegated Underwriting and Servicing Reserve Agreement dated January 30, 2009.

10.	Addendum to Mortgage Selling and Servicing Contract dated January 30, 2009.

11.	Firewall Agreement with WD dated January 30, 2009.

12.	ASAP Plus with WD dated February 3, 2009.

13.	ASAP Sale with WD dated February 3, 2009.

14.	Consent to Outsourcing dated November 23, 2009, among WD, Midland Loan Services, Inc., and Fannie Mae.

15.	As Soon As Pooled Plus Agreement Waiver, dated July 30, 2010, between Fannie Mae and WD

16.	As Soon as Pooled Sale Agreement Waiver, dated July 30, 2010, between Fannie Mae and WD

17.	Termination Letter dated June 20, 2011, from Fannie Mae to Green Park Financial Limited Partnership and Investment Property Mortgage, L.L.C. terminating selling rights of items 1-3 above.

18.	ASAP Plus Amendment with WD dated June 29, 2011.

19.	Limited Power of Attorney dated November 11, 2011 through November 11, 2013.

20.	Second Amendment to ASAP Plus Agreement with WD dated December 27, 2011.

21.	2012 Seniors Recertification with WD dated December 30, 2011.

22.	MAH Renewal Cert with WD March 31, 2012 through December 31, 2012

23.	Amended and Restated Fannie Mae Delegated Underwriting and Servicing Master Loss Sharing Agreement dated June 1, 2012.

24.	Letter dated June 1, 2012 re Amended and Restated Master Loss Sharing Agreement from Walker & Dunlop, LLC to Fannie Mae.

25.	First Amendment to Amended and Restated Master Loss Sharing Agreement, dated as of September 4, 2012, between Fannie Mae and Walker & Dunlop, LLC.

26.	Consent Agreement (DUS), dated as of September 4, 2012, by Fannie Mae, CWCapital LLC and Walker & Dunlop, LLC.

27.	Consent letter agreement, dated as of September 4, 2012, by Fannie Mae to Walker & Dunlop, LLC, Walker & Dunlop, Inc., Walker & Dunlop Multifamily, Inc., Walker & Dunlop Capital, LLC and Bank of America, National Association.

28.	Consent to Assignment, dated as of September 4, 2012, by Fannie Mae, CWCapital LLC, Walker & Dunlop, LLC, and Citibank, N.A.

29.	Second DUS Addendum to Mortgage Selling and Servicing Contract effective as of September 4, 2012, by and between Fannie Mae and Walker & Dunlop, LLC.

30.	Omnibus Assignment, dated September 4, 2012, by and between CWCapital LLC and Walker & Dunlop, LLC

31.	Transfer Agreement, dated as of September 4, 2012, among Fannie Mae, Walker & Dunlop Capital LLC and Walker & Dunlop, LLC

32.	Letter dated September 14, 2012 re Chief Underwriter Approval and Pre-Review Release-Small Loans from Fannie Mae to Walker & Dunlop, LLC

33.	Extension of Approval of Multifamily Affordable Lender Status, dated December 20, 2012, with WD December 20, 2012 through March 20, 2013

34.	Extension of Approval of Multifamily Seniors Housing Lender Status, dated December 26, 2012, with WD December 26, 2012 through March 26, 2013.

35.	Approval of Seniors Housing Lender Status, dated March 26, 2013, by Fannie Mae to WD

36.	MAH Renewal with Walker & Dunlop LLC, dated 3/31/31, through 3/31/14.

37.	Letter Agreement (True-up Payments), dated as of December 19, 2013, between Fannie Mae and Walker & Dunlop, LLC.

38.	Letter and Notice of Termination, dated as of December 19, 2013, by Fannie Mae to Walker & Dunlop, LLC.

FHA/HUD Agreements

Walker & Dunlop Capital, LLC Agreements

1.	Approval Letter (Original Approval Agreement), dated August 9, 2002, by HUD/FHA to CWCapital LLC.

2.	Approval Letter (consent to board change and Galaxy Acquisition LLC), dated August 27, 2010, by HUD/FHA to CWCapital LLC.

3.	Multifamily Master Subservicer Agreement, dated 12/16/11, between HUD and CWCapital LLC.

Walker & Dunlop, LLC Agreements

1.	Lender Approval Letter, dated October 5, 2009, to Walker & Dunlop, LLC by FHA.

2.	Letter re recognition of Walker & Dunlop, LLC as successor-in-interest to CWCapital LLC, dated 8/15/12, by Walker & Dunlop LLC to HUD.

3.	Letter re recognition of Walker & Dunlop, LLC as successor-in-interest to CWCapital LLC, dated 8/16/12, by CWCapital LLC to HUD.

4.	Letter Approval (re: Walker & Dunlop, LLC acquisition of CWCapital, LLC), dated August 20, 2012, by HUD to Walker & Dunlop, LLC.

5.	HUD Lender Approval & Recertification Letter, dated 8/20/12, by Ballard Spahr to HUD.

6.	Email dated 8/21/12 re Walker & Dunlop, LLC purchase of CWCapital, LLC, by HUD to Walker & Dunlop, LLC.

7.	Letter in response to 8/3/12 letter re LQMD, dated 8/21/12, by HUD to Walker & Dunlop, LLC.

8.	Letter re Notice of Proposed Acquisition of CWCapital LLC, dated August 29, 2012, by HUD to Walker & Dunlop, LLC.

9.	Novation Agreement, dated 8/31/12, between CWCapital LLC and Walker & Dunlop, LLC.

10.	Approval Letter re participation in Low Income Housing Tax Credit Pilot Program, dated September 25, 2012, by HUD to Walker & Dunlop, LLC.

11.	Amendment of Solicitation/Modification of Contract, dated November 13, 2012, by HUD to Walker & Dunlop, LLC

12.	HUD LQMD Approval Letter of CW Acquisition, dated 12/14/12, by HUD to Walker & Dunlop, LLC.

13.	FHA Connection Lender Approval (Atlanta office), dated March 12, 2013, to Walker & Dunlop, LLC by FHA

14.	FHA Connection Lender Approval (Baltimore office), dated March 12, 2013, to Walker & Dunlop, LLC by FHA

15.	FHA Connection Lender Approval (Chicago office), dated March 12, 2013, to Walker & Dunlop, LLC by FHA

16.	FHA Connection Lender Approval (Dallas office), dated March 12, 2013, to Walker & Dunlop, LLC by FHA

17.	FHA Connection Lender Approval (Nashville office), dated March 12, 2013, to Walker & Dunlop, LLC by FHA

18.	FHA Connection Lender Approval (Needham office), dated March 12, 2013, to Walker & Dunlop, LLC by FHA

19.	FHA Connection Lender Approval (Vancouver office), dated March 12, 2013, to Walker & Dunlop, LLC by FHA

20.	FHA Connection Lender Approval (Walnut Creek office), dated March 12, 2013, to Walker & Dunlop, LLC by FHA (Walnut Creek office)

21.	Branches with HUD branch office status dated 10/8/13

Freddie Mac Agreements

Walker & Dunlop Capital, LLC Agreements

1.	Master Agreement, dated as of March 30, 2007, by and between Freddie Mac and CWCapital LLC.

2.	Approval Letter (re: Master Agreement, dated March 30, 2007, for Targeted Affordable Housing Loans), dated April 12, 2007, by Freddie Mac to CWCapital LLC.

3.	Approval Letter (re: Targeted Affordable Housing Loans), dated April 12, 2007, by Freddie Mac to CWCapital LLC.

4.	Approval Letter (re: Freddie Mac Program Plus Approval), dated October 10, 2007, by Freddie Mac to CWCapital LLC.

5.	Approval Letter (for Atlanta, GA branch of CWCapital LLC), dated October 12, 2007, by Freddie Mac to CWCapital LLC.

6.	First Amendment to Master Agreement, dated as of April 1, 2008, by and between Freddie Mac and CWCapital LLC.

7.	Expedited Funding Agreement, dated as of August 5, 2008, by and between Freddie Mac and CWCapital LLC.

8.	Expedited Funding Agreement dated as of November 7, 2008 between Freddie Mac and CWCapital LLC.

9.	Approval Letter (re: CWCapital LLC acquisition of Sierra Capital Partners, Inc.), dated June 30, 2009, by Freddie Mac to CWCapital LLC.

10.	Letter, dated July 16, 2009, re Transfer of Servicing Agreement (Loans from Sierra Capital Partners, Inc. to CWCapital LLC), by Freddie Mac to CWCapital LLC

11.	Targeted Affordable Housing Selling and Servicing Agreement executed by CWCapital LLC as of July 8, 2010.

12.	Letter dated August 5, 2010 re Dunwoody Place Apartments and Master Agreement requirements/Letter of Credit

13.	Approval Letter (re: CWCapital LLC, CW Financial Services LLC, Galaxy Acquisition LLC and Fortress Investment Group-Transfer of Stock), dated August 10, 2010, by Freddie Mac to CWCapital LLC.

14.	Modification to Master Agreement, dated as of January , 2011, by and between Freddie Mac and CWCapital LLC.

15.	Approval Letter (re: Freddie Mac National Seniors Housing Designation Approval), dated September 7, 2011, by Freddie Mac to CWCapital LLC.

16.	Freddie Mac Program Plus and Seniors Housing Multifamily Selling and Servicing Agreement executed by CWCapital LLC as of September 7, 2011.

17.	Approval Letter (re: Princeton, New Jersey branch), dated January 11, 2012, by Freddie Mac to CWCapital LLC.

18.	First Amendment to Custodial Agreement dated September 4, 2012 by and between CWCapital LLC, Walker & Dunlop, LLC, and Freddie Mac.

19.	Assignment and Assumption Agreement, dated September 4, 2012, by and between CWCapital LLC and Walker & Dunlop, LLC.

Walker & Dunlop, LLC Agreements

1.	Approval Letter (re: Approval of Walker & Dunlop, Inc. and Green Park Financial’s acquisition/merger of Column Guaranteed LLC), dated as of December 23, 2008, by Freddie Mac to Walker & Dunlop, Inc.

2.	Approval Letter (re: Atlanta, GA, New Orleans, LA and Walnut Creek, CA branch office), dated February 4, 2009 by Freddie Mac to Walker & Dunlop, Inc.

3.	Expedited Funding Agreement dated as of February 11, 2009 between Freddie Mac and Walker & Dunlop, LLC.

4.	Approval Letter (re: Walker & Dunlop, LLC Servicing Evaluation), dated June 5, 2009, by Freddie Mac to Walker & Dunlop, LLC.

5.	Servicing Evaluation Approval Letter (Email dated 6/10/09) by Freddie Mac to Walker & Dunlop, LLC.

6.	Approval Letter (for Bethesda, Maryland, branch office of Walker & Dunlop, LLC), dated September 22, 2009, by Freddie Mac to Walker & Dunlop, LLC.

7.	Subservicing Agreement with Midland Loan Services (Email dated 11/24/09 by Freddie Mac to Walker & Dunlop, LLC. Multifamily Seller/Servicer Change Notification (Form 1107M) by Walker & Dunlop, LLC and Midland Loan Services (effective 11/29/09)

8.	Approval Letter (for New York, NY branch office of Walker & Dunlop, LLC), dated February 18, 2010, by Freddie Mac to Walker & Dunlop, LLC.

9.	Approval Letter (re: Freddie Mac National Seniors Housing Designation Approval), dated September 7, 2011, by Freddie Mac to Walker & Dunlop, LLC

10.	Freddie Mac Program Plus and Seniors Housing Multifamily Selling and Servicing Agreement, executed by Walker & Dunlop, LLC as of September 9, 2011.

11.	Letter dated February 20, 2012 re 2012 mortgage purchase goal by Freddie Mac to Walker & Dunlop, LLC.

12.	Consent letter, dated as of August 31, 2012, by Freddie Mac to Walker & Dunlop, LLC, Walker & Dunlop, Inc., Walker & Dunlop Multifamily, Inc., Walker & Dunlop Capital, LLC and Bank of America, National Association.

13.	Approval letter (re: acquisition), dated as of August 31, 2012, by Freddie Mac to Walker & Dunlop, LLC and CWCapital, LLC

14.	Letter agreement, dated August 31, 2012, re Purchase Transaction, Amended Facility and WDLLC Transfer, by and among Freddie Mac, Walker & Dunlop, LLC, Walker & Dunlop, Inc., Walker & Dunlop Multifamily, Inc., Walker & Dunlop Capital, LLC, CWCapital LLC and Bank of America, National Association.

15.	First Amendment to Custodial Agreement dated September 4, 2012 by and between CWCapital LLC, Walker & Dunlop, LLC, and Freddie Mac.

16.	Assignment and Assumption Agreement, dated September 4, 2012, by and between CW Capital LLC and Walker & Dunlop, LLC.

17.	Amended and Restated Multifamily Selling and Servicing Agreement, dated September 4, 2012, by and between Freddie Mac and Walker & Dunlop, LLC.

18.	Approval Letter (for Hartland, Wisconsin branch office of Walker & Dunlop, LLC), dated September 10, 2012, by Freddie Mac to Walker & Dunlop, LLC

19.	Approval Letter (for Weston, Florida branch office of Walker & Dunlop, LLC), dated September 11, 2012, by Freddie Mac to Walker & Dunlop, LLC

20.	Freddie Mac Program Plus and Seniors Housing Amended and Restated Multifamily Selling and Servicing Agreement, executed by Walker & Dunlop, LLC as of November 1, 2012.

21.	Approval Letter (for Dallas, Texas, branch office of Apartment Realty Advisors (ARA)), dated February 1, 2013, by Freddie Mac to Walker & Dunlop, LLC.

Ginnie Mae Agreements

Walker & Dunlop Capital, LLC Agreements

1.	Multifamily Master Subservice Agreement, dated December 16, 2011, between Ginnie Mae and CWCapital LLC.

Walker & Dunlop, LLC Agreements

1.	Lender Approval Letter, dated October 27, 2009, to Walker & Dunlop, LLC by Office of Multifamily Development, as FHA approved Multifamily Lenders and Ginnie Mae issuers.

2.	Conditional Approval Letter, dated October 29, 2009, by Ginnie Mae I Multifamily to Walker & Dunlop, LLC.

3.	Letter to Philip H. Buckley, Director, Multifamily Division of Ginnie Mae, by Walker & Dunlop LLC re: Notice of Proposed Acquisition of CW Capital LLC (#2823).

4.	Letter re acquisition of CWCapital LLC by Walker & Dunlop, LLC, dated 8/3/12, by Walker & Dunlop, LLC to Ginnie Mae (Terry Clark).

5.	Letter re acquisition of CWCapital LLC by Walker & Dunlop, LLC, dated 8/3/12, by Walker & Dunlop, LLC to Ginnie Mae (Volky Garcia).

6.	Novation Agreement, dated August 31, 2012, by and among CW Capital, LLC and Walker & Dunlop, LLC.

7.	Modification to Novation Agreement of August 31, 2012, dated November 13, 2012, by Walker & Dunlop, LLC.

8.	Ginnie Mae Pool Transfer Letter & Attachments, dated 8/30/12, by HUD to Walker & Dunlop, LLC

9.	Cross Default Agreement Signature Page, dated 9/1/12, by Walker & Dunlop LLC, Walker & Dunlop Capital, LLC and Ginnie Mae.

10.	Letter re Ginnie Mae Consent to Agreements submitted for review, dated 9/4/12, by HUD to Walker & Dunlop, LLC.

1

Schedule 4.1

Investors

None.

2

Schedule 5.1

Jurisdictions of Organization and Qualification

Name of Company	Jurisdiction of incorporation	Foreign Jurisdiction(s)
Walker & Dunlop, Inc.	Maryland	Louisiana, Massachusetts

Walker & Dunlop Multifamily, Inc.	Delaware	Alabama, California, Louisiana, Maryland, Ohio, Texas

Walker & Dunlop, LLC	Delaware	Alabama, Arizona, Arkansas, California, Colorado, District of Columbia, Florida, Georgia, Idaho, Illinois, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Jersey, New York, North Carolina, North Dakota, Oklahoma, Pennsylvania, Puerto Rico, South Dakota, Tennessee, Texas, Utah, Virginia, Washington, Wisconsin

Walker & Dunlop Capital, LLC	Massachusetts	Alabama, Florida, Maryland, Pennsylvania, Rhode Island, Texas

1

Schedule 5.2

Subsidiaries and Capitalization

Pledged Equity Interests

Name of Loan Party	Name of Equity Holder	Class and Series	Percentage of Ownership Interests of such Class and Series
Walker & Dunlop, Inc.	Public Company	Common Stock, $0.01 par value per share Preferred Stock, $0.01 par value per share	N/A

Walker & Dunlop Multifamily, Inc.	Walker & Dunlop, Inc.	Common Stock, $1.00 par value per share	100%

Walker & Dunlop, LLC	Walker & Dunlop Multifamily, Inc.	Units of equity ownership interest	100%

Walker & Dunlop Capital, LLC	Walker & Dunlop, LLC	Units of equity ownership interest	100%

Equity Interests of Excluded Subsidiaries, Persons that are not Subsidiaries, or other Persons not required to be pledged under this Agreement

Name of Loan Party	Name of Equity Holder	Class and Series	Percentage of Ownership Interests of such Class and Series
ARA Finance LLC	Walker & Dunlop Capital, LLC	Units of Membership Interest	50%

Name of Loan Party	Name of Equity Holder	Class and Series	Percentage of Ownership Interests of such Class and Series
W&D Real Estate Opportunity Fund I Manager, LLC	Walker & Dunlop Investment Advisory Services, LLC	Units of Membership Interest	100%

W&D Balanced Real Estate Fund I GP, LLC	Walker & Dunlop, LLC	Membership Interest	100%

W&D Interim Lender LLC	Walker & Dunlop, Inc.	Class A Unit	10%

W&D Interim Lender II LLC	Walker & Dunlop, Inc.	Membership Interest	100%

W&D Interim Lender III, Inc.	Walker & Dunlop, Inc.	Common Stock, $0.01 par value per share	100%

Walker & Dunlop Investment Advisory Services, LLC	Walker & Dunlop, Inc.	Membership Interest	100%

W&D Multifamily Mortgage REIT Manager, LLC	Walker & Dunlop Investment Advisory Services, LLC	Membership Interest	100%

Walker & Dunlop Multifamily Bridge GP, LLC	Walker & Dunlop, Inc.	Membership Interest	100%

Walker & Dunlop Multifamily Bridge LP, LLC	Walker & Dunlop, Inc.	Membership Interest	100%

Walker & Dunlop Commercial Mortgage Manager, LLC	Walker & Dunlop, Inc.	Membership Interest	100%

Schedule 5.6

Tax Matters

None.

1

Schedule 5.9

ERISA Plans

Healthcare FSA carrier: HFS Benefits, a TASC Company

Medical/RX carrier : CareFirst (Group Hospitalization Medical Services, Inc.)

Dental carrier: Metropolitan Life Insurance Company

Vision carrier: Vision Services Plan

Life & AD&D carrier: Lincoln Financial Group

Voluntary life carrier: Lincoln Financial Group

Short Term Disability carrier: Lincoln Financial Group

Long Term Disability carrier: Lincoln Financial Group

Supplemental Disability carrier: UNUM Group

Prepaid Legal carrier: Metropolitan Life Insurance Company

Critical Illness carrier: Metropolitan Life Insurance Company

401(k) carrier: Transamerica Corporation

Roth 401(k) carrier: Transamerica Corporation

2

Schedule 5.12

Material Contracts

1.	Warehousing Credit and Security Agreement, dated September 4, 2012, by and among Walker & Dunlop, LLC, as borrower, Bank of America, N.A. and the other lenders party thereto from time to time, and Bank of America, N.A., as administrative agent for itself and the other lenders, as amended, supplemented or otherwise modified from time to time.

2.	Amended and Restated Warehousing Credit and Security Agreement, dated as of June 25, 2013, by and between Walker & Dunlop, LLC, as borrower, Walker & Dunlop, Inc., as guarantor, the lenders party thereto and PNC Bank, National Association, as administrative agent for the lenders, as amended, supplemented or otherwise modified from time to time.

3.	Warehousing Credit and Security Agreement, dated July 21, 2011, by and among W&D Interim Lender LLC, as borrower, Walker & Dunlop, Inc., as guarantor, TD Bank, N.A. and the other lenders party thereto from time to time, and TD Bank, N.A., as the administrative agent for itself and the other lenders, as amended, supplemented or otherwise modified from time to time.

4.	Repayment Guaranty, dated July 21, 2011, by Walker & Dunlop, Inc., as guarantor, in favor of TD Bank, N.A., as a lender and administrative agent, as amended, supplemented or otherwise modified from time to time.

5.	Amended and Restated Warehousing Credit and Security Agreement, dated as of December 13, 2013, by and among W&D Interim Lender II LLC, W&D Interim Lender III, Inc., Walker & Dunlop, Inc., and Bank of America, N.A, as amended, supplemented or otherwise modified from time to time (the “Interim Lender II Warehousing Agreement”).

6.	Amended and Restated Guaranty, dated December 13, 2013, by Walker & Dunlop, Inc., as guarantor, for the benefit of Bank of America, N.A., and the lenders from time to time party to the Interim Lender II Warehousing Agreement, as amended, supplemented or otherwise modified from time to time.

7.	Non-Recourse Carve-Out Guaranty, dated as of October 29, 2013, by Walker & Dunlop, Inc., as guarantor, for the benefit of the credit parties to the Bridge Loan Warehousing Credit and Security Agreement, dated as of October 29, 2013, as amended, supplemented or otherwise modified from time to time.

8.	Fannie Mae Guide.

9.	Freddie Mac Guide.

10.	Ginnie Mae Guide.

11.	FHA/HUD Guide.

12.	Agency Agreements listed under Schedule 1.1 are incorporated herein by reference.

3

Schedule 5.13

Labor and Collective Bargaining Agreements

None.

4

Schedule 5.18

Real Property

Address of property	Owned, leased, etc.
7501 Wisconsin Avenue Suite 1200E Bethesda, Maryland 20814	Leased (Books and Records)

Two Charles River Place 63 Kendrick Street Needham, MA 02494	Leased (Books and Records)

1050 Crown Pointe Parkway Suite 600 Atlanta, GA 30338	Leased

500 E Pratt Street Suite 1050 Baltimore, MD 21202	Leased

333 West Wacker Drive Suite 2080 Chicago, IL 60606	Leased

8343 Douglas Avenue Suite 150 Dallas, TX 75225	Leased

1840 North Commerce Parkway Suite 3 Weston, FL 33326	Leased

18400 Von Karman Ave Suite 340 Irvine, CA 92612	Leased

8517 Excelsior Drive Suite 302 Madison, WI 53717	Leased

142 East Capitol Drive Suite 200 Hartland, WI 53029	Leased

810 Crescent Centre Drive Suite 260 Franklin, TN 37067	Leased

643 Magazine Street Suite 401 New Orleans, LA 70130	Leased

200 Park Avenue South Suite 515 New York, NY 10003	Leased

5 Independence Way Suite 125 Princeton, NJ 08540	Leased

2375 E. Camelback Road Suite 616 Phoenix, AZ 85016	Leased

5

Address of property	Owned, leased, etc.
655 Montgomery Street Suite 1705 San Francisco, CA 94111	Leased

600 Stewart Street Suite 1224 Seattle, WA 98101	Leased

805 Broadway Suite 705 Vancouver, WA 98660	Leased

1277 Treat Boulevard Suite 925 Walnut Creek, CA 94597	Leased

2829 Townsgate Road Suite 315 Westlake Village, CA 91361	Leased

6

Schedule 7.1

Existing Indebtedness

None.

7

Schedule 7.2

Existing Liens

None.

8

Schedule 7.3

Existing Loans, Advances and Investments

None.

9

Schedule 7.7

Transactions with Affiliates

None.

1